                           FIRST SAVINGS BANK, F.S.B.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                OCTOBER 18, 1996


TO THE STOCKHOLDERS OF
FIRST SAVINGS BANK, F.S.B.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of First Savings Bank, F.S.B. (the "Bank") will be held at Clovis Community College's Town Hall, 417 Schepps Boulevard, Clovis, New Mexico 88101, on October 18, 1996 at 9:00 a.m., local time, to consider and act upon the following matters which are described in more detail in the accompanying Offering Circular and Proxy Statement:

     1. a proposal to approve the Agreement and Plan of Reorganization dated August 28, 1996, by and between the Bank and Access Anytime Bancorp, Inc., a newly-formed Delaware corporation organized at the direction of the Bank as a wholly-owned subsidiary of the Bank (the "Company"), and the related Plan of Merger by and among the Bank, the Company and New First Savings Bank, F.S.B., an interim thrift and upon formation, a wholly-owned subsidiary of the Company ("New Bank"), pursuant to which New Bank will be merged with and into the Bank, resulting in the Company becoming a unitary thrift holding company for the Bank under the Home Owners Loan Act, as amended; and

     2. to transact any and all other business as may properly come before the Meeting or any adjournment(s) thereof.

     The Bank has fixed the close of business on September 3, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Meeting or any adjournment(s) thereof will be maintained at the Bank's principal executive offices, will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of twenty days prior to the Meeting, and will be produced at the time and place of the Meeting during the whole time thereof.

Any stockholder of the Bank giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof (i) by attendance at the Meeting and voting in person, (ii) by delivering a duly executed proxy bearing a later date, or (iii) by giving written notice of revocation to the Bank addressed to Mr. Kenneth J. Huey, Jr., President, First Savings Bank, F.S.B., 801 Pile Street, Clovis, New Mexico 88101; no such revocation shall be effective, however, until such notice of revocation has been received by the Bank at or prior to the Meeting. If a stockholder does not specify a choice on his or her proxy, the proxy will be voted in favor of the above proposals. Further information regarding the Meeting is set forth in the attached Offering Circular and Proxy Statement. The Bank's Annual Report for the year ended December 31, 1995, and the Bank's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996, accompany this Notice.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, VOTE AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

                                       By Order of the Board of Directors


                                       /s/ Kenneth J. Huey, Jr.
                                       ---------------------------------------
                                           Kenneth J. Huey, Jr.
                                           President


Clovis, New Mexico: September 19, 1996

OFFERING CIRCULAR                                                PROXY STATEMENT



ACCESS ANYTIME BANCORP, INC.                          FIRST SAVINGS BANK, F.S.B.
801 PILE STREET                                                  801 PILE STREET
CLOVIS, NEW MEXICO 88101                                CLOVIS, NEW MEXICO 88101


COMMON STOCK,                                                 SPECIAL MEETING OF
PAR VALUE $0.01 PER SHARE                                     STOCKHOLDERS TO BE
                                                        HELD ON OCTOBER 18, 1996

                            -------------------------

THIS DOCUMENT SERVES AS AN OFFERING CIRCULAR FOR THE OFFERING OF SHARES OF COMMON STOCK OF ACCESS ANYTIME BANCORP, INC. AND ALSO AS A PROXY STATEMENT FOR THE SPECIAL MEETING OF THE STOCKHOLDERS OF FIRST SAVINGS BANK, F.S.B. TO BE HELD ON OCTOBER 18, 1996.

                            -------------------------

This Offering Circular and Proxy Statement ("Circular/Proxy Statement") serves as a Proxy Statement for a Special Meeting of the Stockholders (the "Meeting") of First Savings Bank, F.S.B., a federal savings bank (the "Bank"). The accompanying Proxy is solicited on behalf of the Board of Directors of the Bank to be voted at the Meeting to be held on October 18, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting and at any adjournment(s) thereof.

The principal executive offices of the Bank are located at 801 Pile Street, Clovis, New Mexico 88101. This Circular/Proxy Statement and accompanying form of Proxy are being mailed on or about September 19, 1996.

At the Meeting, the stockholders of the Bank will consider and act upon the following matters: (1) a proposal to approve the Agreement and Plan of Reorganization dated August 28, 1996 (the "Agreement"), by and between the Bank and Access Anytime Bancorp, Inc., a newly-formed Delaware corporation organized at the direction of the Bank as a wholly-owned subsidiary of the Bank (the "Company"), and the related Plan of Merger (the "Plan") by and among the Bank, the Company and New First Savings Bank, F.S.B., an interim thrift and upon formation, a wholly-owned subsidiary of the Company ("New Bank"), pursuant to which New Bank will be merged with and into the Bank (the "Merger"), resulting in the Company becoming a unitary thrift holding company for the Bank under the Home Owners Loan Act, as amended ("HOLA"); and (2) to transact any and all other business as may properly come before the Meeting or any adjournment(s) thereof.

This Circular/Proxy Statement also serves as an Offering Circular in connection with the issuance by the Company of 732,198 shares of its common stock, par value $0.01 per share ("Company Stock"), pursuant to the Agreement and the Plan. Upon the effective date of the merger of the Bank and New Bank, all outstanding shares of common stock of the Bank, par value $1.00 per share ("Bank Stock"), shall be converted into and exchanged for an equal number of shares of Company Stock, on a one-for-one basis.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION TO VOTE WITH RESPECT TO THE PROPOSALS SET FORTH IN THIS CIRCULAR/PROXY STATEMENT, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN.

        THE DATE OF THIS CIRCULAR/PROXY STATEMENT IS SEPTEMBER 19, 1996.

Under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of the Bank's stockholders to approve the Agreement and the Plan constitutes an offering of Company Stock. The Company Stock is not a security subject to registration under the Securities Act pursuant to Section 3(a)(12) thereof and therefore, no registration statement with respect to the issuance of the Company Stock shall be filed with the Commission or the Office of Thrift Supervision (the "OTS") other than a Registration Statement on Form 8-A to register the class of common stock of the Company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

No person has been authorized to give any information or to make any representations other than those contained in this Circular/Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Bank.

                            -------------------------

THIS CIRCULAR/PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER BY THE COMPANY TO SELL, OR THE SOLICITATION OF AN OFFER BY THE COMPANY TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS CIRCULAR/PROXY STATEMENT RELATES NOR SECURITIES IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS CIRCULAR/PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

IN MAKING AN INVESTMENT DECISION, STOCKHOLDERS OF THE BANK MUST RELY ON THEIR OWN EXAMINATION OF THE BANK, THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE COMPANY STOCK HAS NOT BEEN REGISTERED WITH, RECOMMENDED BY, APPROVED BY OR DISAPPROVED BY THE COMMISSION, THE OTS OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS ANY SUCH COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OF THE COMPANY OFFERED HEREBY ARE NOT OBLIGATIONS OF A BANK, ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                TABLE OF CONTENTS


SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Parties to the Agreement and the Plan . . . . . . . . . . . . . . . . . . 1
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Selected Historical Financial and Operating Data. . . . . . . . . . . . . 4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Purpose of the Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Votes Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Proxies and Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . 9
     Revocability of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     Security Ownership of Certain Beneficial Owners and Management. . . . . . 9

PROPOSALS TO BE VOTED ON AT THE MEETING. . . . . . . . . . . . . . . . . . . .11
     PROPOSAL 1
          APPROVAL OF THE AGREEMENT AND THE PLAN . . . . . . . . . . . . . . .11
          OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
          PARTIES TO THE AGREEMENT AND THE PLAN. . . . . . . . . . . . . . . .11
          TERMS OF THE AGREEMENT AND THE PLAN. . . . . . . . . . . . . . . . .12
               Description of the Merger . . . . . . . . . . . . . . . . . . .12
               Reasons for the Merger. . . . . . . . . . . . . . . . . . . . .12
               Conditions to Consummation of the Merger. . . . . . . . . . . .13
               Termination and Amendment . . . . . . . . . . . . . . . . . . .13
               Exchange of Stock Certificates. . . . . . . . . . . . . . . . .13
               Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
               Accounting Treatment. . . . . . . . . . . . . . . . . . . . . .14
               Effect of the Merger on Employee Benefit Plans. . . . . . . . .14
          BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . .14
          MANAGEMENT OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . .15
               Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .15
               Executive Officers. . . . . . . . . . . . . . . . . . . . . . .15
               Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .15
          DESCRIPTION OF COMPANY CAPITAL STOCK . . . . . . . . . . . . . . . .15
               General . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
               Company Stock . . . . . . . . . . . . . . . . . . . . . . . . .16
               Company Preferred Stock . . . . . . . . . . . . . . . . . . . .16
          DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
          COMPARATIVE RIGHTS OF STOCKHOLDERS . . . . . . . . . . . . . . . . .18
               General . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
               Federal Securities Laws . . . . . . . . . . . . . . . . . . . .18
               State Securities Laws . . . . . . . . . . . . . . . . . . . . .18
               Rights of Issuer to Repurchase Stock. . . . . . . . . . . . . .18
               Indemnification of Directors, Officers and Employees. . . . . .19
               Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . .19
               Certain Anti-Takeover Provisions. . . . . . . . . . . . . . . .19
          FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . .20
          NATURE OF THE TRADING MARKET AND MARKET PRICES . . . . . . . . . . .21

          REGULATION AND SUPERVISION . . . . . . . . . . . . . . . . . . . . .21
               General . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
               Regulation of the Company . . . . . . . . . . . . . . . . . . .22
          RECOMMENDATION OF PROPOSAL . . . . . . . . . . . . . . . . . . . . .22

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS. . . . . . . . . . . . . . . .23

INCORPORATION OF DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . . .23

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . .24

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24


EXHIBIT A  --  The Agreement and The Plan

EXHIBIT B  --  Certificate of Incorporation

EXHIBIT C  --  Bylaws

                                     SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS CIRCULAR/PROXY STATEMENT.

                                   THE MEETING

SOLICITATION OF PROXIES. The accompanying Proxy to this Circular/Proxy Statement is solicited on behalf of the Board of Directors of the Bank to be voted at the Meeting.

TIME AND PLACE OF THE MEETING. The Meeting will be held on October 18, 1996 at 9:00 a.m., local time, at Clovis Community College's Town Hall, 417 Schepps Boulevard, Clovis, New Mexico 88101.

PURPOSE OF THE MEETING. At the Meeting, the stockholders of the Bank will consider and act upon the following matters (1) a proposal to approve the Agreement, by and between the Bank and the Company, and the related Plan by and among the Bank, the Company and New Bank, pursuant to which New Bank will be merged with and into the Bank, resulting in the Company becoming a unitary thrift holding company for the Bank under HOLA; and (2) to transact any and all other business as may properly come before the Meeting or any adjournment(s) thereof.

RECORD DATE, PERSONS ENTITLED TO VOTE AND VOTING RIGHTS. The Board of Directors of the Bank fixed the close of business on September 3, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). On the Record Date, there were 732,198 shares of Bank Stock issued and outstanding, of which 82,611 shares, or approximately 11.28%, were owned by the executive officers and directors of the Bank. See "General Information--Security Ownership of Certain Beneficial Owners and Management." Each holder of shares of Bank Stock will be entitled to one vote for each share of Bank Stock owned of record as of the Record Date on all matters. Approval by the holders of a majority of the Bank Stock is required in connection with the Merger.

PROXIES. Proxies in the form accompanying this Circular/Proxy Statement which are properly executed and delivered to the Bank by the stockholders of the Bank entitled to vote and not subsequently revoked will be voted at the Meeting. Proxies will be voted in accordance with the directions specified thereon. If a stockholder does not specify a choice on his or her proxy, the proxy will be voted in favor of the proposals specified herein.

                      PARTIES TO THE AGREEMENT AND THE PLAN

FIRST SAVINGS BANK, F.S.B. The Bank is a federal savings bank that conducts full service banking operations from its main office located at 801 Pile Street, Clovis, New Mexico 88101. The Bank also conducts banking operations at two branch locations in Clovis and Portales, New Mexico, and has a loan production office in Rio Rancho, New Mexico. The Bank will be the resulting entity after the Merger and will continue its banking operations as presently conducted subsequent to the Merger, although as a wholly-owned subsidiary of the Company.

ACCESS ANYTIME BANCORP, INC. The Company is a Delaware corporation which was organized to become a unitary thrift holding company for the Bank. Following consummation of the Merger, the Company will directly own 100% of the Bank Stock, and the Company will become a registered unitary thrift holding company under HOLA. See "Proposal 1 Approval of the Agreement and the Plan--Business of the Company."

NEW FIRST SAVINGS BANK. New Bank is a federally chartered non-resulting interim thrift association to be organized as a wholly-owned subsidiary of the Company solely to facilitate the Company's acquisition of the Bank. New Bank will not engage in any operations prior or subsequent to the Merger and will have no independent existence thereafter.

                                   THE MERGER

THE TRANSACTION. Subject to the receipt of all regulatory approvals, the approval of the holders of at least a majority of the issued and outstanding Bank Stock, the approval of the holder of the capital stock of New Bank and compliance with all of the terms and conditions of the Agreement and the Plan, New Bank will be merged with and into the Bank with the Bank being the surviving entity. As a result of the Merger, the Bank Stock will be converted into and exchanged for Company Stock or cash, as set forth below. See "Proposal 1 Approval of the Agreement and the Plan--Terms of the Agreement and the Plan." Immediately following consummation of the Merger, the Bank will be a wholly-owned subsidiary of the Company and New Bank shall cease to exist as a separate entity. The Agreement and Plan are incorporated herein by reference and attached hereto as EXHIBIT A.

MANAGEMENT. The Board of Directors of the Company is composed of members of the Board of Directors of the Bank with the addition of Mr. Norman R. Corzine. The Company's management group will be drawn from the current management of the Bank. Management of the Bank will remain unchanged as a result of the Merger. See "Proposal 1 Approval of the Agreement and the Plan--Management of the Company."

REASONS FOR THE MERGER. The Board of Directors of the Bank has approved the Agreement and the Plan in the belief that the formation of a holding company is in the best interests of the Bank and its stockholders. The Board of Directors of the Bank believes that the Merger will afford to the Bank and its stockholders the advantages of having a related holding company while preserving the identity of the Bank. As a Delaware corporation and savings and loan holding company, the Company will have greater business and investment flexibility than the Bank. See "Proposal 1 Approval of the Agreement and the Plan--Terms of the Agreement and Plan" and "--Business of the Company."

CONDITIONS TO CONSUMMATION OF THE MERGER. The Agreement provides that the consummation of the Merger is subject to the following conditions, among others:
(i) receipt of all necessary approvals of governmental agencies, including the OTS; (ii) approval of the Agreement and Plan by the holders of at least a majority of the outstanding shares of Bank Stock and by the holder of at least a majority of the outstanding shares of capital stock of New Bank; (iii) organization and capitalization of the New Bank; (iv) the holders of not more than five percent (5%) of the issued and outstanding shares of Bank Stock are residents of a state or states that require registration of the Company Stock to be issued in connection with the Merger; and (v) there being no legal or regulatory restrictions on the Bank's ability to pay dividends with respect to the Bank Stock in an amount sufficient to allow the Company to pay organizational expenses and purchase shares of Bank Stock from stockholders
entitled to receive cash in connection with the Merger.   Certain of the above
conditions are waivable at the option of the Company. The individual obligations of the Bank and the Company are each also subject to compliance by the other with their respective covenants, confirmation of their respective representations and warranties and certain legal matters as set forth in the Agreement. In addition, if the Merger is not consummated by December 31, 1996, the Bank or the Company may terminate the Agreement without liability. For a more detailed description of the conditions to the Merger, see the Agreement and the Plan attached to this Circular/Proxy Statement as EXHIBIT A.

ACCOUNTING TREATMENT OF THE TRANSACTION. It is expected that the transactions contemplated by the Agreement and the Plan will be characterized and treated similar to a "pooling of interests" for financial reporting and related purposes.

BASIS FOR CONVERSION OF BANK STOCK OWNED BY ELIGIBLE STOCKHOLDERS. Upon consummation of the Merger and except as set forth below, each share and any fractional shares of Bank Stock held of record by stockholders will be converted into and exchanged for the right to receive one (1) share and a like number of fractional shares of Company Stock.

BASIS OF CONVERSION OF BANK STOCK OWNED BY CERTAIN STOCKHOLDERS. Each stockholder who resides in a state (i) that requires registration of the securities to be issued in connection with the Merger and (ii) where the Board of Directors of the Company deems the cost of such registration to be unjustified, will have each of his shares of Bank Stock converted into and exchanged for an amount in cash equal to the closing price of the Bank Stock on the date immediately prior to the date of consummation of the Merger as quoted on The National Association of Securities Dealers' Automated Quotation Stock Market ("NASDAQ") Small Cap Market. As of the Record Date, none of the states in which the Bank believes record holders of Bank Stock are resident requires registration of the shares of Company Stock to be issued in connection with the Merger. It is anticipated that all stockholders of the Bank will be eligible to receive shares of Company Stock pursuant to the Merger.

FEDERAL INCOME TAX CONSEQUENCES. The Company believes that no gain or loss will be recognized by the stockholders of the Bank as a result of the exchange of shares of Bank Stock for shares of Company Stock pursuant to the Merger. The receipt of cash may have certain income tax effects on stockholders. See "Proposal 1 Approval of the Agreement and the Plan--Federal Income Tax Consequences." Each stockholder is encouraged to seek independent counsel regarding the possible federal tax consequences of the Merger with respect to his or her individual circumstances.

DISSENTERS' RIGHTS OF APPRAISAL. Under the OTS regulations, a stockholder of a federally chartered savings bank which engages in a merger, consolidation or sale of all or substantially all of its assets, has the right to demand from such savings bank payment for the fair or appraised value of his or her stock in the savings bank, subject to specific procedural requirements. This regulation also provides, however, that the stockholders of a federal savings bank with stock that is listed on a national securities exchange or quoted on NASDAQ are not entitled to appraisal rights if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the NASDAQ or any combination of such shares of stock and cash.

The Bank Stock is currently quoted on the NASDAQ Small Cap Market. The Company plans to list the shares of Company Stock on the NASDAQ Small Cap Market so that such shares will be quoted on the effective date of the Merger. Accordingly, stockholders will not be entitled to appraisal rights in connection with the Merger.

NASDAQ LISTING AND MARKET FOR COMPANY STOCK.  The Bank Stock is currently traded
on the NASDAQ Small Cap Market under the symbol "FSBC."   Following the Merger,
it is expected that the Company Stock will likewise be quoted on the NASDAQ Small Cap Market under the symbol "AABC." See "Proposal 1 Approval of the Agreement and the Plan--Nature of the Trading Market and Market Prices."

COMPARISON OF STOCKHOLDER RIGHTS. While the Certificate of Incorporation of the Company, attached hereto as EXHIBIT B (the "Certificate of Incorporation"), and the Bylaws of the Company, attached hereto as EXHIBIT C, are similar in many respects to the current federal stock charter and bylaws of the Bank, certain differences will exist following the Merger between the rights of stockholders of the Company and those of the Bank, such as the provisions of Delaware law concerning certain takeover practices. See "Proposal 1 Approval of the Agreement and the Plan--Comparative Rights of Stockholders."

REGULATION AND SUPERVISION. After the effective date of the Merger, the Company will be subject to regulation by the OTS as a savings and loan holding company under HOLA. The Bank will continue to be subject to regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). See "Proposal 1 Approval of the Agreement and the Plan--Regulation and Supervision."

FINANCIAL INFORMATION OF THE COMPANY AND NEW BANK. Neither the Company nor New Bank have material assets at present. Financial information concerning the Company and New Bank and proforma financial information for the Company after the Merger would not be meaningful. Following consummation of the Merger, the Company's consolidated balance sheet and income statement will not be materially different from the Bank's statement of financial condition and statement of operations.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected historical financial and operating data for the Bank as of and for each of the five fiscal years ended December 31, 1995, and as of and for the six months ended June 30, 1995 and 1996. The following summary of financial information is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements of the Bank, including the notes thereto, which accompany this Circular/Proxy Statement and are incorporated herein by reference. The financial information for the interim periods presented is not necessarily indicative of the results of operations which may be expected as of and for any other interim period or year as a whole.

                                                                                                           For the
                                             For the years ended  December 31                   six months ended June 30
                                 --------------------------------------------------------       ------------------------
                                    1995        1994        1993       1992          1991          1996           1995
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------
                                                     (dollars in thousands except per share data)
SELECTED CONSOLIDATED
OPERATING DATA:

INCOME STATEMENT DATA:
  Interest income                $   8,417   $   7,888   $   8,538   $  10,608   $  13,636      $   3,789      $   4,105
  Interest expense                   5,423       4,563       4,943       6,821      10,514          2,468          2,709
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------

Net interest income before
    provision for credit losses      2,994       3,325       3,595       3,787       3,122          1,321          1,396
  Provision for credit loses           (15)          4          21         386         425            (36)            --
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------
Net interest income after
    provision for credit losses      3,009       3,321       3,574       3,401       2,697          1,357          1,396
  Net gain (loss) on mortgage
    loans held-for-sale                118         (19)        331         254         296             64             46
  Net gain (loss) on sale of
    securities                          --           5         258        (124)        921             --             --
  Real estate operations, net          (58)       (273)       (616)     (1,196)       (311)           (38)           (16)
  Other income, net                    716         752         744         950         851            325            375
  Other expenses                    (3,371)     (3,635)     (3,677)     (3,417)     (3,102)        (1,660)        (1,733)
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------

Income (loss) before income
  taxes and extraordinary items        414         151         614        (132)      1,352             48             68

Income tax expenses (benefit)           --        (189)         --          --         472             --             --
Extraordinary Items                     --          --          --          --         344             --             --
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------

Net income (loss)                $     414   $     340   $     614   $    (132)  $   1,224      $      48      $      68
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------

PER-SHARE DATA:
  Weighted average shares
    outstanding                    695,698     695,698     695,698     695,698     695,698        695,698        695,698

Earnings (loss) per share        $    0.59   $    0.49   $    0.88   $   (0.19)  $    1.76      $    0.07      $    0.10
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------
                                 ---------   ---------   ---------   ---------   ---------      ---------      ---------

                                                          December 31                              June 30
                                  ---------------------------------------------------------   --------------------
                                      1995       1994        1993        1992         1991      1996       1995
                                  ---------   ---------   ---------   ---------   ---------   --------   ---------
                                                     (dollars in thousands except per share data)
SELECTED CONSOLIDATED
FINANCIAL CONDITION DATA:
Loans receivable, net             $  34,332   $  35,670   $  36,980   $  45,027   $  59,970   $ 37,634   $  35,896
Loans held-for-sale                     862         671       4,861       4,136       4,349        627       1,024
Mortgage-backed securities, net          --          --          --      57,511      49,482         --          --
Investment securities                    --          --          --       9,384       8,440         --          --
Securities held-to-maturity          36,404      77,505      65,909          --          --     38,332      73,720
Securities available-for-sale        33,090       2,980      10,722          --         250     26,578       3,005
Real estate owned, net                  114         421       2,967       5,669       7,593         71         347
Total assets                        116,966     125,709     136,338     139,109     145,104    112,436     121,862
Deposits                            110,633     112,773     130,690     133,639     136,919    106,261     114,838
Borrowings                               --       7,400          --          --       2,000          0       1,000
Unrealized loss on securities
  available-for-sale, net              (204)       (363)        (28)         --          --       (322)       (207)
Stockholders' equity                  5,620       5,048       5,043       4,458       4,590      5,551       5,271
Book value per share of
  Bank stock                          $8.08       $7.26       $7.25       $6.41       $6.60      $7.98       $7.58

                                                      For the years ended                              For the
                                                          December 31                         six months ended June 30
                                  ---------------------------------------------------------   ------------------------
                                      1995       1994        1993        1992         1991         1996       1995
                                  ---------   ---------   ---------   ---------   ---------     --------     ---------
SELECTED FINANCIAL RATIOS AND
OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of
  net income/(loss) to
  average total assets)               0.34%       0.26%       0.45%      (0.09)%     0.79%         0.04%        0.05%
Interest rate spread
  information:
  Average during period               2.45        2.62        2.89        3.07       2.36          2.21         2.45
  End of period                       2.13        2.42        2.88        3.56       2.58          2.54         2.13
Net interest margin (1)               2.54        2.64        2.83        2.88       2.14          1.19         1.16
Ratio of operating expense to
  average total assets                2.83        2.98        3.12        3.25       2.30          1.48         1.41
Return on equity (ratio of
  net income/(loss) to average
  equity)                             7.75        6.73       12.93       (2.92)     30.78          0.86         1.31
QUALITY RATIOS:
Non-performing assets to
  total assets at end of period       1.44%       2.98%       4.54%       6.93%      7.46%         1.49%        2.98%
Allowance for credit losses
  to non-performing loans            25.36       12.29        8.22        5.55       8.11         23.26        12.65
Allowance for credit losses
  to total loans (2)                  1.25        1.29        1.38        1.19       1.46          1.03         1.28
CAPITAL RATIOS:
Equity to total assets at the
  end of period                       4.81%       4.02%       3.70%       3.20%      3.16%         4.94%        4.33%
Average equity to average
  assets                              4.40        3.85        3.45        3.18       2.57          4.87         4.17
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities      101.99      100.66       98.29       95.96      96.84        102.35       101.81

(1)  Net interest income divided by average interest earning assets
(2)  Excludes mortgage-backed securities

                                  RISK FACTORS

With respect to the shares of Company Stock to be issued if the Merger is consummated as described in this Circular/Proxy Statement, stockholders of the Bank should carefully consider the following risk factors:

1. DIVIDEND HISTORY AND DIVIDEND RESTRICTIONS. The Company cannot predict if or when it will pay dividends on the Company Stock in the future. In addition, if the Company were to issue any capital stock having a preference as to dividends over the Company Stock, which the Certificate of Incorporation allows, the Company Stock may be subordinated as to the payment of dividends to such other capital stock. The Bank last paid a stock dividend in 1989 and a cash dividend in 1988. The Company's Board of Directors does not currently intend to declare any cash dividends at any time in the foreseeable future. The Company's ability to pay dividends to its stockholders depends primarily upon the Bank's ability to pay dividends on the Bank Stock to the Company. Dividends paid by the Bank and the Company are subject to restrictions imposed by certain federal laws. In addition, the Bank has entered into a Supervisory Agreement with the OTS effective as of June 17, 1996, which agreement requires, among other things, that the Bank increase its capital. As a result, the Bank is unlikely to pay a dividend for the foreseeable future. See "Proposal 1 Approval of the Agreement and the Plan--Dividends," "Proposal 1 Approval of the Agreement and the Plan-- Regulation and Supervision" and "Proposal 1 Approval of the Agreement and the Plan--Description of Company Capital Stock."

2. MARKETABILITY OF COMPANY STOCK. It is expected that the Company Stock will be listed on the NASDAQ Small Cap Market in the same manner as the Bank Stock is currently listed. The Company Stock will also be registered under the provisions of the Exchange Act as the Bank Stock presently is registered. See "Proposal 1 Approval of the Agreement and the Plan--Nature of the Trading Market and Market Prices." As a newly formed company, the Company has never issued capital stock and consequently there is no established market for the Company Stock. It is expected that Company Stock will be at least as liquid as the Bank Stock since the number of outstanding shares of Company Stock following the Merger will match the number of shares of Bank Stock prior to the Merger. However, there can be no assurance that an active and liquid trading market for the Company Stock will develop, or if developed, will be maintained.

3. REGULATION AND SUPERVISION. Unitary thrift holding companies and savings banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. After the Merger, the Company will be subject to HOLA and to regulation and supervision by the OTS. As a federal savings bank, the Bank is subject to regulation and supervision by the OTS and, as a result of the insurance of its deposits, by the FDIC. In this regard, the OTS issued a Prompt Corrective Action Directive to the Bank in 1993, which was amended in 1994, and the Bank and OTS entered into a Supervisory Agreement effective as of June 17, 1996. Although the various laws and regulations which apply to the Company and the Bank are intended to ensure safe and sound banking practices, they are primarily intended to benefit depositors and the federal deposit insurance fund, and not the stockholders of the Company. The Company and the Bank are subject to changes in federal and state law, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and its subsidiaries in the future. See "Proposal 1 Approval of the Agreement and the Plan--Regulation and Supervision."

4. NO PREEMPTIVE RIGHTS; POSSIBLE DILUTION OF STOCKHOLDERS OF THE COMPANY. As with the federal charter of the Bank, the Certificate of Incorporation does not provide holders of Company Stock with a preemptive right to subscribe for additional shares of the securities of the Company upon additional issuance thereof. Thus, upon the issuance by the Company of any additional shares of Company Stock or any securities of the Company with conversion or voting rights after consummation of the Merger, the holders of Company Stock may be unable to maintain their pro rata ownership interest or voting power in the Company. See "Proposal 1 Approval of the Agreement and the Plan--Description of Company Capital Stock."

5. COMPETITION. The banking business is highly competitive and the profitability of the Company will depend principally upon the Bank's ability to compete in its market area. The Bank competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial institutions, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Bank. Some of these competitors may have greater financial and other resources than the Company. No assurances may be given concerning the Bank's competitive position in the future. Various legislative acts in recent years have led to increased competition among financial institutions. There can be no assurance that the United States Congress will not enact legislation that may further increase competitive pressures on the Bank. The Bank competes with other financial institutions on the basis of service, convenience and price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial and non-financial entities offering similar products which is expected to continue.

6. ECONOMIC CONDITIONS. General economic conditions have a significant impact on the banking industry. The credit quality of the Company's loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which it conducts its business. The financial success of the Company and the Bank depends somewhat on factors that are beyond the Company's control, including national and local economic conditions, the supply and demand for investable funds, interest rates, regulatory policies and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on the Company's financial condition and results of operations, which in all likelihood, would adversely affect the market price of Company Stock. See "Proposal 1 Approval of the Agreement and the Plan--Nature of the Trading Market and Market Prices."

7. MONETARY POLICY. The operating income and net income of the Company will depend to a substantial extent on "rate differentials", I.E., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities. For example, in an expanding economy, loan demand usually increases and the interest rates charged on loans increase. Increases in the discount rate by the Federal Reserve Board usually lead to rising interest rates, which affect the Company's interest income, interest expense and investment portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect the cost of funds.

8. ANTI-TAKEOVER PROVISIONS. The Company has been incorporated under Delaware law. The Certificate of Incorporation is intended to parallel the Bank's charter to the extent practicable. The Certificate of Incorporation, as well as certain Delaware and federal laws and regulations, could assist the Company in maintaining its status as an independent corporation. The Certificate of Incorporation (like the Bank's charter) provides for cumulative voting for directors and authorizes the Board of Directors of the Company to issue shares of preferred stock of the Company ("Company Preferred Stock") without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Company Stock will be subject to, and may be adversely affected by, the rights of the holders of any Company Preferred Stock that may be issued in the future. The issuance of Company Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. The Company has no present plans to issue any shares of Company Preferred Stock. See "Proposal 1 Approval of the Agreement and the Plan--Description of Company Capital Stock--Company Preferred Stock." These provisions in the Certificate of Incorporation may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors of the Company. Accordingly, holders of Bank Stock who will receive shares of Company Stock in connection with the Merger may be deprived of an opportunity to sell their shares of Company Stock at a premium over the market price of such shares. In addition, federal law also requires the approval of the OTS prior to the acquisition of "control" of a thrift holding company. See "Proposal 1 Approval of the Agreement and the Plan--Comparative Rights of Stockholders--Certain Anti-Takeover Provisions" and "Proposal 1 Approval of the Agreement and the Plan--Regulation and Supervision."

9. SHARES OF COMPANY STOCK ARE NOT DEPOSITS. The shares of Company Stock are not deposits and, accordingly, are not insured against loss by the FDIC.

                               GENERAL INFORMATION

OVERVIEW

This Circular/Proxy Statement serves as a Proxy Statement for the Meeting of the Bank. The accompanying Proxy is solicited on behalf of the Board of Directors of the Bank to be voted at the Meeting to be held on October 18, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting and at any adjournment or adjournments thereof.

This Circular/Proxy Statement also serves as an Offering Circular in connection with the issuance by the Company of 732,198 shares of Company Stock pursuant to the Agreement and the Plan. Upon the effective date of the Merger, all outstanding shares of Bank Stock shall be converted into and exchanged for an equal number of shares of Company Stock, on a one-for-one basis.

PURPOSE OF THE MEETING

At the Meeting, the stockholders of the Bank will consider and act upon the following matters: (1) a proposal to approve the Agreement by and between the Bank and the Company and the related Plan by and among the Bank, the Company and New Bank, pursuant to which New Bank will be merged with and into the Bank, resulting in the Company becoming a unitary thrift holding company for the Bank under HOLA; and (2) to transact any and all other business as may properly come before the Meeting or any adjournment(s) thereof.

RECORD DATE

The Bank has fixed the close of business on September 3, 1996, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Meeting or any adjournment(s) thereof will be maintained at the Bank's principal executive offices, will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten days prior to the Meeting, and will be produced at the time and place of the Meeting during the whole time thereof.

VOTES REQUIRED

On the Record Date, there were 732,198 shares of Bank Stock issued and outstanding, of which 82,611 shares, or approximately 11.28% were beneficially owned by the executive officers and directors of the Bank. See "General Information--Security Ownership of Certain Beneficial Owners and Management." Each holder of shares of Bank Stock will be entitled to one vote for each share of Bank Stock owned of record as of the Record Date on all matters. Neither the Bank's charter nor Bylaws provides for cumulative voting rights with respect to any of the proposals to come before the Meeting.

The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate of the issued and outstanding shares of Bank Stock is necessary
to constitute a quorum to transact business.   Shares of Bank Stock represented
by a properly signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Company Stock held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld for voting on some or all other matters. By voting for a matter at the Meeting, a stockholder may be precluded from the ability to initiate future litigation regarding that matter.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the aggregate outstanding shares of Bank Stock is required for the approval of each of the proposals specified in this Circular/Proxy Statement.

PROXIES AND SOLICITATION

Properly signed and returned proxies will be voted in accordance with the stockholder's specifications thereon. In the absence of such specification on any matter, the Proxy will be voted "FOR" all proposals without specification. Abstentions will have the same effect as votes against the proposals. Broker non-votes (I.E. shares for which brokers have not received instructions as to how to vote), however, will be deemed shares not entitled to vote on such matters, and therefore, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters. Votes at the Meeting will be tabulated by Inspectors of Elections appointed by the Board of Directors of the Bank.

It is not intended that any business other than the proposal described in this Circular/Proxy Statement will be presented at the Meeting. With respect, however, to any other matters or proposals that may properly come before the Meeting, it is the intention of the persons named as proxies in any proxy solicited hereunder to vote such proxy in accordance with their best judgment.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Bank may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the shares of Bank Stock. The cost of preparing, printing, assembling, and mailing the Notice of Special Meeting, this Circular/Proxy Statement, and the enclosed Proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, are to be borne by the Bank.

REVOCABILITY OF PROXIES

Any stockholder of the Bank giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof (i) by attendance at the Meeting and voting in person, (ii) by delivering a duly executed proxy bearing a later date, or (iii) by giving written notice of revocation to the Bank addressed to Mr. Kenneth J. Huey, Jr., President, First Savings Bank, F.S.B., 801 Pile Street, Clovis, New Mexico 88101; no such revocation shall be effective, however, until such notice of revocation has been received by the Bank at or prior to the Meeting. If a stockholder does not specify a choice on his or her proxy, the proxy will be voted in favor of the above proposals.

DISSENTERS' RIGHTS

Under the OTS regulations, a stockholder of a federally chartered savings bank which engages in a merger, consolidation or sale of all or substantially all of its assets, has the right to demand from such savings bank payment for the fair or appraised value of his or her stock in the savings bank, subject to specific procedural requirements. This regulation also provides, however, that the stockholders of a federal savings bank with stock which is listed on a national securities exchange or quoted on the NASDAQ are not entitled to appraisal rights if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the NASDAQ or any combination of such shares of stock and cash.

The Bank Stock is currently quoted on the NASDAQ Small Cap Market. The Company plans to list the shares of Company Stock on the NASDAQ Small Cap Market so that such shares will be quoted on the effective date of the Merger. Accordingly, stockholders will not be entitled to appraisal rights in connection with the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the Record Date, certain information known by the Bank with respect to the ownership of shares of Bank Stock as to (i) all persons who are the beneficial owners of 5% or more of the outstanding shares of Bank Stock, (ii) each director, (iii) each named executive officer (as defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), and
(iv) all officers and directors of the Bank as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of the Bank's equity securities has been obtained from filings made by the named beneficial owners with the OTS or, in the case of officers and directors of the Bank, has been provided to the Bank by such individuals.

                                   AMOUNT AND               PERCENT OF
NAME AND ADDRESS OF            NATURE OF BENEFICIAL      SHARES OF CAPITAL
 BENEFICIAL OWNERS                 OWNERSHIP             STOCK OUTSTANDING
-------------------            --------------------      -----------------
Drs. Moss, Boese & Abshere          50,000(2)                7.1870%
P.O. Box 1508
Clovis, NM 88101

Financial Focus, L.P.               48,805(4)                7.0152%
c/o T. Westray Battle, Jr.
250 Royal Palm Way, Suite 200
Palm Beach, Florida 33480

James F. Gibson                     49,923(2)(3)             7.1759%
P.O. Box 84215
Vancouver, WA 98684

                                     AMOUNT AND             PERCENT OF
  DIRECTORS AND                NATURE OF BENEFICIAL      SHARES OF CAPITAL
EXECUTIVE OFFICERS                OWNERSHIP(1)(2)       STOCK OUTSTANDING(1)
-------------------            --------------------     --------------------
Carl Deaton                          14,541(5)                2.0901%
Harry Eastham                         1,500                      *
Dr. Everett Frost                       300                      *
Charles Guthals                       3,025(6)                   *
Ken Huey, Jr.                        23,350(7)                3.1890%
Robert Chad Lydick                   29,289(8)                4.2100%
Thomas W. Martin, III                 6,234(9)                   *
All Executive Officers and           82,611                  11.2826%
Directors as a Group (9 persons)

______________________
* less than 1%

(1) Shares of common stock subject to option currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of ownership of the person holding the options, but not deemed outstanding for computing the percentage of ownership of any other person.

(2) Includes shares owned by spouses of the named beneficial owners or as custodian or trustee for minor children, as to which shares the named individuals effectively exercise shared voting and investment power.

(3) Includes 4,123 shares beneficially held in the Bank's employee stock ownership plan which are allocated to Mr. Gibson. Such shares are voted by the Plan's trustee.

(4) Sole voting and sole dispositive power, as reported on Form 13D filed with the OTS by Financial Focus, L.P. The Bank makes no representation as to the accuracy and completeness of such information.

(5) Mr. Deaton has 10,536 shares held in the Deaton Family Trust, as to which Mr. Deaton shares voting and investment power with his spouse and four children. This also includes shared voting and investment power that Mr. Deaton may have over 4,005 shares owned by his brother, sister, first son and daughter-in-law, daughter, granddaughter and son-in-law and daughter and granddaughter.

(6) Includes 3,000 shares owned directly by Mr. Guthals and 25 shares which he owns indirectly as trustee for his daughter, over which he exercises joint voting and investment power.

(7) The number of shares shown for Mr. Huey includes 5,000 shares under an option grant.

(8) Mr. Lydick has shared voting and dispositive powers over all of these shares with his spouse and/or his father.

(9) Includes 4,234 shares owned by Tucumcari Springwater & Seed Co. Inc. which is controlled by Mr. Martin.


                     PROPOSALS TO BE VOTED ON AT THE MEETING
                                  ____________

                                   PROPOSAL 1
                     APPROVAL OF THE AGREEMENT AND THE PLAN
                                  ____________

                                    OVERVIEW

The directors of the Bank have unanimously adopted (i) the Agreement between the Bank and the Company, and (ii) the Plan among the Bank, New Bank and the Company, pursuant to which New Bank will be merged with and into the Bank with the Bank being the surviving entity. Upon consummation of the Merger, all outstanding shares of Bank Stock will be converted into and exchanged for Company Stock or cash, as set forth below. A copy of the Agreement and the Plan is attached to this Circular/Proxy Statement as EXHIBIT A and incorporated
herein by reference.   The discussion below is qualified in its entirety by such
reference.

The Company is a newly-formed Delaware corporation organized by the Bank for the purpose of creating a unitary thrift holding company for the Bank under HOLA.
As part of the Merger, New Bank is being organized as a wholly-owned subsidiary of the Company. Upon consummation of the Merger, the shares of capital stock of New Bank will be converted into shares of Bank Stock, resulting in the Bank becoming a wholly-owned subsidiary of the Company. The shares of Company Stock held by the Bank prior to the Merger shall be redeemed by the Company simultaneously with the effectiveness of the Merger. See "--Terms of the Agreement and the Plan."

After the effective date of the Merger, the Bank will continue its existing business and operations as a wholly-owned subsidiary of the Company. The consolidated assets, liabilities, stockholders' equity and income of the Company after the Merger are expected to be the same as those of the Bank immediately prior to the Merger. It is anticipated that, after consummation of the Merger, the business of the Bank will be conducted by the present officers of the Bank. See "--Management of the Company."

                      PARTIES TO THE AGREEMENT AND THE PLAN

The Bank is a federal savings bank that conducts full service banking operations from its main office located at 801 Pile Street, Clovis, New Mexico 88101. The Bank also conducts banking operations at two branch locations in Clovis and Portales, New Mexico, and has a loan production office in Rio Rancho, New Mexico. The Bank will be the resulting entity after the Merger and will continue its banking operations as presently conducted subsequent to the Merger, although as a wholly-owned subsidiary of the Company.

The Company is a Delaware corporation which was organized to become a unitary thrift holding company for the Bank. Following consummation of the Merger, the Company will directly own 100% of the Bank Stock, and the Company will become a registered unitary thrift holding company under HOLA. See "--Business of the Company."

New Bank is a federally chartered non-resulting interim thrift association to be organized as a wholly-owned subsidiary of the Company solely to facilitate the Company's acquisition of the Bank. New Bank will not engage in any operations prior or subsequent to the Merger and will have no independent existence thereafter.

                       TERMS OF THE AGREEMENT AND THE PLAN

DESCRIPTION OF THE MERGER

Subject to the receipt of all regulatory approvals, the approval of the holders of at least a majority of the issued and outstanding Bank Stock and compliance with all of the terms and conditions of the Agreement and the Plan, New Bank will be merged with and into the Bank with the Bank being the surviving entity. As a result of the Merger, the Bank Stock will be converted into and exchanged for Company Stock or cash, as set forth below.
Immediately following consummation of the Merger, the Bank will be a wholly-owned subsidiary of the Company and New Bank shall cease to exist as a separate entity.

Upon consummation of the Merger, (i) each share and any fractional shares of Bank Stock held of record by stockholders of the Bank will be converted into and exchanged for the right to receive one (1) share and a like number of fractional shares of Common Stock, (ii) each share of capital stock of New Bank shall be converted into one share of Bank Stock resulting in the Bank becoming a wholly-owned subsidiary of the Company, and (iii) the shares of Company Stock held by the Bank prior to the Merger will be redeemed by the Company and retired. The result of the these conversions and redemption as of the effective date of the Merger will be that the Bank shall be a wholly-owned subsidiary of the Company, the existence of New Bank as a separate entity shall cease, and the former stockholders of the Bank shall be the stockholders of the Company with the same proportionate holdings as existed for the Bank prior to the Merger.

Each stockholder who resides in a state (i) that requires registration of the securities to be issued in connection with the Merger and (ii) where the Board of Directors of the Company deems the cost of such registration to be unjustified, will have each of his or her shares of Bank Stock converted into and exchanged for an amount equivalent to the closing price of the Bank Stock on the date immediately prior to the date of consummation of the Merger as quoted on NASDAQ Small Cap Market. As of the Record Date, none of the states in which the Bank believes record holders of Bank Stock reside requires registration of the shares of Company Stock to be issued in connection with the Merger. It is anticipated that all stockholders of the Bank will be eligible to receive shares of Company Stock pursuant to the Merger.

The terms of the Merger were established by the management of the Company and the Bank, which are essentially the same and approved by their respective Boards of Directors. Since the Company and New Bank were organized by the Bank and the outstanding capital stock of the Company after the Merger shall be identical to that of the Bank prior to the Merger, no report, opinion or appraisal from an outside party or unaffiliated representative relating to the fairness of the terms of the Merger was obtained by the Bank.

REASONS FOR THE MERGER

The Board of Directors of the Bank has approved the Agreement and the Plan in the belief that the formation of a holding company is in the best interests of the Bank and its stockholders. The Board of Directors of the Bank believes that the Merger will afford to the Bank and its stockholders the advantages of having a related holding company while preserving the identity of the Bank. As a Delaware corporation and savings and loan holding company, the Company will not be subject to the same regulatory restrictions as the Bank, will be able to engage in a broader range of activities than the Bank and will have greater flexibility in the management of its corporate affairs. While the Company has no present plans to conduct any activities not presently engaged in by the Bank, this enhanced flexibility is intended to make the Company and the Bank better able to meet future competitive and financial needs of the institution. See "--Comparative Rights of Stockholders" and "--Regulation and Supervision."

Following the Merger, the Company plans to raise additional capital. Because management believes that operation through a holding company offers additional benefits not available to the Bank on a stand alone basis, the Company is being formed prior thereto. The Board of Directors of the Company intends to provide stockholders of the Company a right, for a limited period of time, to acquire a pro rata portion of the new shares, prior to seeking to raise capital from outside investors. The specific timing and terms to be offered in connection with raising such additional capital have yet to be determined, and there can be no assurance that the Company will be successful in raising such additional capital.

CONDITIONS TO CONSUMMATION OF THE MERGER

The Agreement provides that the consummation of the Merger is subject to the following conditions, among others: (i) receipt of all necessary approvals of governmental agencies, including the OTS; (ii) approval of the Agreement and Plan by the holders of at least a majority of the outstanding shares of Bank Stock and by the holder of at least a majority of the outstanding shares of capital stock of New Bank; (iii) organization and capitalization of the New Bank; (iv) the holders of not more than five percent (5%) of the issued and outstanding shares of Bank Stock are residents of a state or states that require registration of the Company Stock to be issued in connection with the Merger; and (v) there being no legal or regulatory restrictions on the Bank's ability to pay dividends with respect to the Bank Stock in an amount sufficient to allow the Company to pay organizational expenses and purchase shares of Bank Stock from stockholders entitled to receive cash in connection with the Merger. Certain of the above conditions are waivable at the option of the Company. The individual obligations of the Bank and the Company are each also subject to compliance by the other with their respective covenants, confirmation of their respective representations and warranties and certain legal matters as set forth in the Agreement.

TERMINATION AND AMENDMENT

The Agreement and the Plan may be terminated by the Board of Directors of either the Bank or the Company at any time prior to the effective date of the Merger if: (i) there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by the Agreement and Plan and which, in the judgment of such Board makes it inadvisable to proceed with the Merger; (ii) any of the transactions contemplated by the Agreement or by the Plan are disapproved by any regulatory authority whose approval is required to consummate any of such transactions, or if, in the judgment of such Board there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon a condition or conditions which would be unduly burdensome and that therefore it is inadvisable to proceed with the Merger; or (iii) the Merger shall not have become effective prior to December 31, 1996, or such later date as shall have been approved by the Board of Directors of each of the Company and the Bank. In addition, the Agreement and the Plan may be terminated at any time prior to the effective date of the Merger with the mutual consent of the Bank and the Company upon the approval of such action by their respective Boards of Directors.

The Agreement may be amended only in writing by the Bank and the Company at any time prior to the consummation of the Merger, except that the provisions regarding the number of shares of Company Stock to be received by and the amount of cash to be paid to stockholders of the Bank pursuant to this Agreement and the Plan shall not be changed subsequent to the approval of the transactions provided for by this Agreement and the Plan by such stockholders.

EXCHANGE OF STOCK CERTIFICATES

If the Merger is effected, transmittal forms will be sent to each former stockholder of the Bank for use in forwarding certificates representing shares of Bank Stock to the Company for exchange. Upon surrender of such certificates, each holder of shares of Bank Stock will receive a certificate or certificates representing the number of shares of Company Stock to which such stockholder is entitled or, in certain cases, as described above, cash into which the shares of Bank Stock so surrendered were converted. On the effective date of the Merger, certificates representing shares of Bank Stock will be converted as a matter of law into the consideration to which the respective holders are entitled and shall represent only the right to receive such consideration. Until certificates representing Bank Stock are surrendered to the Company, however, the Company will set aside but will not pay dividends accrued, if any, with respect to any shares of the Company Stock which a stockholder is entitled to receive upon the conversion of his shares of Bank Stock. Upon surrender of such certificates, the Company will pay any amount of dividends set aside with respect to any such Company Stock, without interest. See "--Dividends."

EXPENSES

The expenses incurred in connection with the Merger will be paid by the Company and the Bank, depending on the nature of the expense incurred.

ACCOUNTING TREATMENT

It is expected that the transactions contemplated by the Agreement and the Plan will be characterized and treated in a manner similar to that of a pooling-of-interests as that method is described in Accounting Principles Board Opinion No. 16, BUSINESS COMBINATIONS, whereby the historical basis of the then existing assets and liabilities of the Bank will be the same after the Merger as they were prior thereto and, accordingly, there would be no goodwill recorded as a result of the Merger. The Company's basis in the Bank Stock would, at the effective date of the Merger, equal the net assets of the Bank at that date.

EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS

On the effective date of the Merger, stock options to purchase shares of Bank Stock granted under the Bank's 1986 Stock Option and Incentive Plan (the "Option Plan") and outstanding prior to the Merger will become options to purchase the same number of shares of Company Stock under identical terms and conditions and for an identical price. The Merger will not affect options granted under the Option Plan and outstanding prior to the Merger, pursuant to the terms thereof. Shares of Bank Stock held by the Bank's Profit Sharing and Employee Stock Ownership Plan will be converted into and exchanged for shares of Company Stock. The Bank's 401(k) plan will be unaffected by the Merger.

                             BUSINESS OF THE COMPANY

The Company was incorporated as a business corporation under the laws of the State of Delaware on August 27, 1996, for the purpose of serving as a unitary thrift holding company for the Bank under HOLA after consummation of the Merger. The Company's name, Access Anytime Bancorp, Inc., was chosen to reflect the perceived banking environment going forward. At present, the Company has neither business operations nor any material assets or liabilities. On the effective date of the Merger, the Company will own 100% of the outstanding capital stock of the Bank and each stockholder of the Bank will become a stockholder of the Company.

The Company's principal executive offices, and its only office prior to the consummation of the Merger, is located at the administrative offices of the Bank at 801 Pile Street, Clovis, New Mexico 88101. The Company's telephone number is (505) 762-4417.

The Company filed an application to acquire 100% of the Bank Stock with the OTS as required by HOLA on July 1, 1996. The OTS application was approved by the OTS on August 12, 1996.

The Company has no present plans to engage in any activity other than the ownership and operation of the Bank. If favorable business opportunities arise in the future, the Company may become an operating company and engage in activities permitted for a savings and loan holding company, which may include operations other than those related to the banking industry. Some or all of the foregoing will be subject to compliance with certain regulatory and other restrictions. See "--Comparative Rights of Stockholders" and "--Regulation and Supervision." Since for the near term the principal business of the Company will be the current ongoing business of the Bank, the competitive conditions to be encountered by the Company will be the same or similar to those faced by the Bank.

Because the Company is a newly-formed corporation with no operating history, historical information with respect to legal proceedings, financial data or accountants, management's discussion of operations, dividends and other matters is not available. As previously noted, it is expected that the Company Stock will be quoted on the NASDAQ Small Cap Market in a manner similar to that of the Bank Stock. The Company does not have any record of paying dividends. See "--Dividends."

At the present time, the Company does not intend to employ any persons other than its management. See "-- Management of the Company." The Company may utilize the administrative staff of the Bank from time to time without compensation therefor. If the Company acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees or management officials.

                            MANAGEMENT OF THE COMPANY

DIRECTORS

The Board of Directors of the Company currently consists of eight persons, the seven individuals who serve as directors of the Bank plus Mr. Norman R. Corzine. Mr. Corzine is currently the Bank's Vice President and Strategic Planning Officer and is responsible for investments. The Directors of the Company believe that Mr. Corzine's 25 years of banking and investment management experience will add depth to the management team and will benefit the Company in its future capital raising efforts. In addition, he has served on four other bank boards and two other holding company boards.

The directors of the Company are divided into three classes, with one class to be elected each year at the annual meeting of stockholders of the Company. Directors elected at each annual meeting will serve for a term of three years and until their successors are duly elected and qualified.

The names of the directors of the Company and their terms are set forth below. There are no arrangements or understandings between the Company and any person pursuant to which such person was elected as a director.

                          TERM               POSITION CURRENTLY HELD
NAME                     EXPIRES                 WITH THE COMPANY
----                     -------             -----------------------

Harry Eastham              1997              None
Dr. Everett Frost          1997              None
Charles Guthals            1997              None
Ken Huey, Jr.              1998              President
Carl Deaton                1998              None
Thomas W. Martin, III      1998              None
Robert Chad Lydick         1999              None
Norman R. Corzine          1999              Chairman of the Board and
                                               Chief Executive Officer

EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below.

NAME                     POSITION
----                     --------

Norman R. Corzine        Chairman of the Board and Chief Executive Officer
Ken Huey, Jr.            President

COMPENSATION

It is expected that until such time as the officers and directors of the Bank devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively involved in additional businesses, no separate compensation will be paid for their services to the Company. However, the Company may determine that such compensation is appropriate in the future and may at such time enter into employment contracts with certain key executive officers.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

GENERAL

The Certificate of Incorporation authorizes the issuance of capital stock consisting of 6,000,000 shares of Company Stock and 4,000,000 shares of Company Preferred Stock, par value $0.01 per share. There are 1,000 shares of Company

Stock currently issued and outstanding, all of which are owned by the Bank. On the effective date of the Merger, such shares will be redeemed and retired, and there will be 732,198 shares of Company Stock outstanding as a result of the exchange of shares of Company Stock for shares of Bank Stock. Because all of the issued and outstanding shares of Company Stock are owned by the Bank, there is currently no established public trading market for Company Stock.

In the future, the authorized but unissued and unreserved shares of Company Stock and the authorized and unissued shares of Company Preferred Stock will be available for issuance for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings.
The Company's Board of Directors may (i) cause the issuance of one or more series of the authorized shares of Company Preferred Stock, (ii) fix the number of shares constituting any such new series and (iii) fix the dividend rate, terms, conditions, conversion and exchange rights, redemption rights (including sinking fund provisions), liquidation preferences and voting rights, if any, of any such new series. Such rights and preferences may be superior to those of Company Stock. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Company Stock or authorized shares of Company Preferred Stock would be issued, no stockholder approval will be required for the issuance of those shares. See "--Comparative Rights of Stockholders" for a discussion of the rights of the holders of Company Stock as compared to the holders of the Bank Stock. A more detailed description of the capital stock of the Company, by which the following summary is qualified in its entirety, may be found in the Certificate of Incorporation, a copy of which is attached hereto as EXHIBIT B.

COMPANY STOCK
GENERAL. Each share of Company Stock has the same relative rights as, and is identical in all respects to, each other share of Company Stock. Until such time as voting Company Preferred Stock is issued, if ever, the holders of shares of Company Stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of Company.

DIVIDEND RIGHTS. The holders of Company Stock will be entitled to dividends when, as and if declared by Company's Board of Directors out of funds legally available therefor. The payment of dividends by the Company will depend on the Company's net income, financial condition, regulatory requirements and other factors, including the results of the Bank's operations. See "--Dividends" for restrictions on the payment of dividends on Company Stock. The Company has no present intention to pay dividends, but may consider doing so in the future.

VOTING RIGHTS. Each share of Company Stock will entitle the holder thereof to one vote on all matters upon which stockholders have the right to vote. In addition, the Board of Directors of the Company is classified so that approximately one-third of the directors will be elected each year. Stockholders of the Company will be entitled to cumulate their votes for the election of directors. Cumulative voting may allow a minority of the stockholders to elect directors that would not otherwise be possible.

LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Company Stock will be entitled to receive, after payment of all debts and liabilities of the Company and subject to the prior rights, if any, of holders of shares of Company Preferred Stock, all remaining assets of the Company available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as the holder of all shares of Bank Stock, upon consummation of the Merger, would be entitled to receive payment of all assets of the Bank available for distribution in cash or in kind remaining after the payment of all debts and liabilities of the Bank (including all deposits and accrued interest thereon).

PREEMPTIVE RIGHTS; REDEMPTION. Holders of shares of Company Stock will not be entitled to preemptive rights with respect to any shares that may be issued. Company Stock is not subject to call or redemption.

COMPANY PREFERRED STOCK
No Company Preferred Stock is being issued in connection with the Merger and the Board of Directors of the Company has no present plan or intention to issue any Company Preferred Stock. The Board of Directors may, without action of the stockholders of Company, issue shares of Company Preferred Stock from time to time in one or more series with chosen designations, preferences, limitations and other rights.

The Board of Directors is authorized to determine, among other things, with respect to each series which may be issued: (i) the dividend rate, conditions of payment of dividends, dividend preferences, if any, and whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; (ii) whether, and upon what terms, such series would be redeemable and, if so, the redemption price and terms and conditions of redemption; (iii) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of Company; (iv) whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof; (v) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of Company Preferred Stock; and (vi) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law. With regard to dividends, redemption and liquidation preference, any particular series of Company Preferred Stock may rank junior to, on a parity with or senior to any other series of Company Preferred Stock.

It is not possible to state the actual effect of the authorization of Company Preferred Stock upon the rights of holders of Company Stock until the Board of Directors determines the specific rights of the holders of a series of Company Preferred Stock. However, such effects might include (a) restrictions on dividends on Company Stock if dividends on Company Preferred Stock have not been paid; (b) dilution of the voting power of Company Stock to the extent that Company Preferred Stock has voting rights; (c) dilution of the equity interest of Company Stock to the extent that Company Preferred Stock is convertible into Company Stock; or (d) Company Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted the holders of Company Preferred Stock. Issuance of Company Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Accordingly, the issuance of Company Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of Company. See "--Comparative Rights of Stockholders."

                                    DIVIDENDS

Holders of Company Stock are entitled to receive dividends paid out of legally available funds as and when declared by the Company's Board of Directors based upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Company Stock and other factors deemed relevant by the Company's Board of Directors. The Company is also subject to the requirements of Delaware law regarding the payment of dividends. See "--Regulation and Supervision" and "--Description of Company Capital Stock."

For a foreseeable period of time following consummation of the Merger, the principal source of cash revenues to the Company will be dividends paid by the Bank with respect to the Bank Stock. There are certain statutory and regulatory limitations on the payment of such dividends (and other capital distributions) including OTS regulatory capital requirements. In some cases, the OTS may prohibit a dividend payment that meets these requirements on the basis that such a distribution would be an unsafe or unsound practice. Furthermore, the Bank may not pay a dividend if it will cause the institution to become "undercapitalized."

The Bank is subject to an OTS Supervisory Agreement effective as of June 17, 1996 which requires, among other things, that the Bank increase its capital. This agreement will inhibit the payment of dividends by the Bank for the foreseeable future.

The Bank is required to give the OTS thirty days prior notice of the proposed declaration by its directors of any dividend. Any such dividend declared within the thirty day period or without giving such notice shall be invalid and shall confer no rights or benefits on the Company as the sole stockholder of the Bank.

Under the Federal Deposit Insurance Act, an insured bank is prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security. The Bank is not in default in the payment of any such assessment.

The Bank last paid a stock dividend in 1989 and a cash dividend in 1988. The Company's Board of Directors does not currently intend to declare any cash dividends at any time in the foreseeable future.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

The holders of Bank Stock and the holders of Company Stock will have similar rights in several regards. The principal similarities are as follows: (i) each holder of shares of Company Stock is entitled to one vote for each share held of record on matters submitted for a stockholder vote except to the extent stockholders are entitled to cumulate their votes on the election of directors; (ii) each stockholder is entitled to such dividends as the Board of Directors may declare from legally available funds (see "--Dividends");
(iii) each stockholder is, upon liquidation, entitled to receive his pro rata portion of any assets distributed to stockholders after preferential distributions have been made to holders of senior securities and provision is made for the payment of debts; (iv) the Company's Board of Directors is classified into three classes; (v) the Company's Board of Directors may, without stockholder approval, issue additional shares of Company Stock or authorize and issue one or more classes of Company Preferred Stock; and (vi) the holders of Company Stock do not have a preemptive right to subscribe for or purchase shares of capital stock of the Company, which may be issued from time to time.

The rights of the holders of Bank Stock are currently governed by federal law, OTS regulations and the Bank's charter and bylaws adopted thereunder. The rights of the holders of Company Stock will be governed by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation and the Bylaws adopted thereunder, by federal law and by the applicable regulations of the Commission. Certain differences in stockholder rights arise from this change of governing law. The following discussion summarizes the material differences as reflected in Certificate of Incorporation and bylaws and is not intended to be a complete statement of all differences affecting the rights of stockholders. This discussion is qualified in its entirety by reference to Certificate of Incorporation, a copy of which is attached hereto as EXHIBIT B, and the Bylaws of the Company, a copy of which is attached hereto as EXHIBIT C. For a description of Company Stock, see "--Description of Company Capital Stock--Common Stock."

FEDERAL SECURITIES LAWS

Shares of Bank Stock are exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(2) of the Securities Act, while shares of Company Stock are not exempt from such requirements. In reliance on Section 3(a)(12) of the Securities Act, which provides an exemption from the registration requirements under the Securities Act for securities issued in connection with certain bank and thrift holding company formations, shares of Company Stock to be issued pursuant to the Merger have not been registered under the Securities Act.

Shares received by an affiliate of the Company will be subject to the resale restrictions of Rule 144 of the Securities Act. Upon registration of the Company Stock pursuant to Section 12(g) of the Exchange Act, the proxy rules, annual and periodic reporting and other requirements of the Exchange Act will become applicable to the Company. The Bank is currently subject to such regulation under the jurisdiction of the OTS.

STATE SECURITIES LAWS

Shares of Bank Stock are exempt from the registration requirements and trading restrictions of some state securities laws, while the trading of shares of Company Stock may not be exempt. Shares of Company Stock may be subject to certain restrictions on resale under the securities laws of the states.

RIGHTS OF ISSUER TO REPURCHASE STOCK

Under the OTS Regulations, the Bank may repurchase its stock under certain specific conditions, but only with the prior notice to and/or approval of the OTS. Under the DGCL, no prior approval is required and, therefore, the Company will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. See "--Dividends" and "--Regulation and Supervision."

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The DGCL contains provisions that allow indemnification of the directors, officers and employees of Company and any of its direct or indirect subsidiaries. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner believed to be in, or not opposed to, the best interests of Company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful. Further, the DGCL provides that to the extent a director, officer or employee is successful on the merits or otherwise in defense of an action, the Company shall indemnify such person against expenses actually and reasonably incurred.

Under present OTS regulations, the Bank must indemnify its directors, officers and employees for any judgments and costs incurred in connection with any litigation involving any such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or a final judgment in such person's favor, other than on the merits, if a majority of disinterested directors determine that such person was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed was in the best interest of the Bank or its stockholders. The Bank also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification.

Indemnification by the Bank may be paid only after prior notice to, and no objection by, the OTS, but the Company would not be subject to such procedure. Under the Federal Deposit Insurance Act, as amended, both the Bank and the Company would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

APPRAISAL RIGHTS

Under the OTS Regulations, a stockholder of a federally chartered savings bank which engages in a merger, consolidation or sale of all or substantially all of its assets has the right to demand from such savings bank payment of the fair or appraised value of his or her stock in the savings bank, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings bank with stock that is listed on a national securities exchange or quoted on the NASDAQ are not entitled to appraisal rights if the stockholder is required to accept only "qualified consideration" for his or her stock, which is defined to include cash, shares of stock of any association or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the NASDAQ or any combination of such shares of stock and cash.

After the Merger, the rights of appraisal of dissenting stockholders will be governed by the DGCL. The DGCL provides that dissenting stockholders have appraisal rights in certain instances. However, the DGCL generally does not confer appraisal rights if a corporation's stock is held of record by more than 2,000 stockholders, or if it is listed on a national securities exchange or listed on the NASDAQ, provided that stockholders receive only certain forms of consideration in exchange for their shares of stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

Section 203 of the DGCL is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company. In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

                         FEDERAL INCOME TAX CONSEQUENCES

The following general discussion summarizes certain anticipated federal income tax consequences with respect to the Merger. This discussion does not purport to be a complete analysis of all the potential tax effects that may be relevant to the Bank, the Company or to a particular stockholder of the Bank. In addition, this discussion does not address the federal income tax consequences relevant to particular categories of stockholders subject to special treatment under federal income tax laws, such as dealers in securities, insurance companies, tax-exempt entities, and foreign individuals and entities. This discussion also does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action, and any such changes may be retroactively applied in a manner that could adversely affect the Bank, the Company, or a particular stockholder. However, based on the authorities noted above, the managements of the Bank and the Company believe that the probable tax consequences of the Merger can be summarized as follows:

     (i) The Merger will be classified as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Code and no gain or loss will be recognized by stockholders of the Bank as a result of the exchange of shares of Bank Stock for shares of Company Stock pursuant to the Merger.

     (ii) The tax basis of the shares of Company Stock received by each stockholder will equal the tax basis of such stockholder's Bank Stock exchanged in the Merger.

     (iii) The holding period for the shares of Company Stock received by each stockholder will include the holding period for the shares of the Bank Stock of such stockholder exchanged in the Merger.

     (iv) Any cash received by a stockholder for Bank Stock will be treated as received in exchange for such shares, and not as a dividend, and any gain or loss recognized as a result of receipt of such cash will be a capital gain or loss equal to the difference between the cash received and the stockholder's basis in the Bank Stock. Such gain (or loss, as the case may be) will constitute long-term capital gain (or loss), provided that such stockholder held the Bank Stock exchanged as a capital asset on the effective date of the Merger for the requisite holding period.

     (v) Neither the Company nor the Bank will recognize gain or loss as a result of the Merger.

While the management of the Bank believes that the foregoing are the probable tax consequences of the Merger, the Bank has not sought a ruling from the IRS with respect to any of the federal income tax aspects of the Merger. ACCORDINGLY, EACH STOCKHOLDER SHOULD SEEK INDEPENDENT COUNSEL REGARDING THE POSSIBLE FEDERAL TAX CONSEQUENCES OF THE TRANSACTION WITH RESPECT TO HIS OR HER INDIVIDUAL CIRCUMSTANCES.

                 NATURE OF THE TRADING MARKET AND MARKET PRICES

Although there is an established market for the Bank Stock which is currently quoted on the NASDAQ Small Cap Market under the Bank's current symbol, "FSBC", the Company, as a newly formed company, has never issued capital stock and consequently there is no established market for its Company Stock. It is expected that Company Stock will be at least as liquid as the Bank Stock since the number of outstanding shares of Company Stock following the Merger will match the number of shares of Bank Stock prior to the Merger. However, there can be no assurance that an active and liquid trading market for the Company Stock will develop, or if developed, will be maintained.

Since there can be no assurance that an active and liquid trading market for the Company Stock will develop or that, if developed, will continue, investors in the Company Stock could have difficulty disposing of their shares and should not view the Company Stock as a short-term investment. The absence of an active and liquid trading market for the Company Stock could affect the price and liquidity of the Company Stock. Following the Merger, it is expected that the Company Stock will be quoted on the NASDAQ Small Cap Market under the symbol "AABC."

On the Record Date, there were 732,198 shares of Bank Stock outstanding which were held of record by approximately 450 stockholders. On August 26, 1996, the last day on which trades of Bank Stock occurred prior to approval of the Agreement and prior to and including the Record Date, both the high and low sales prices per share of the Bank Stock as reported on the NASDAQ Small Cap Market were $5-1/2.


                           REGULATION AND SUPERVISION

GENERAL

The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund administered by the FDIC, and it is a member of the Federal Home Loan Bank of Dallas. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. Such regulation and supervision establish a comprehensive framework of activities in which an institution may engage and are intended primarily for the protection of the insurance fund and depositors. The Company, as a unitary thrift holding company, will be required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Commission under the federal securities laws.

The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation and policies, whether by the OTS, the FDIC or action of the United States Congress, could have a material adverse impact on the Company, the Bank and the operations of both.

In 1992, the Bank was deemed to be undercapitalized by the OTS and agreed to the issuance in July 1993 of a Prompt Corrective Action Directive, which directive was amended in August 1994. The directive required the Bank to submit a capital restoration plan to the OTS, prescribed restrictions on dividends, management fees, asset growth, branching and other matters and established increased capital levels for the Bank. The Bank is currently in compliance with the provisions of the directive. As previously noted, the Bank entered into a Supervisory Agreement with the OTS effective as of June 17, 1996. The Supervisory Agreement provides for the Bank to increase its core capital position to 6% by December 31, 1996 and to a level of 7% no later than June 30, 1997. To comply with certain other terms of the Supervisory Agreement, the Board of Directors of the Bank appointed three (3) outside directors to the Bank's Asset/Liability and Investment Committee, revised its business and capital plan and reports quarterly on variances of actual results to budgeted projections.

REGULATION OF THE COMPANY

The following discussion is intended to be a brief description of certain statutes and regulations applicable to a savings and loan holding company. It does not purport to be a comprehensive description of all such statutes and regulations and is qualified in its entirety by reference to applicable laws and regulations.

The Company, as a unitary thrift holding company, will be a savings and loan holding company within the meaning of HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings association.

Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS, control of any other savings institution or savings and loan holding company or substantially all the assets thereof or more than five percent of the voting shares of a savings institution or holding company thereof which is not a subsidiary. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Acquisitions which result in a savings and loan holding company controlling savings associations in more than one state are generally prohibited except in supervisory transactions involving failing savings associations or based on specific state authorization to permit such acquisitions.

Federal law also requires OTS approval prior to any change of control of the Company or the Bank. Under OTS regulations, "control" is presumed to exist if an individual or company acquires more than twenty-five percent of any class of voting stock of a savings association or holding company. Control is also presumed to exist, subject to being rebutted, if a person acquires more than ten percent of any class of voting stock (or more than twenty-five percent of any class of non-voting stock) and is subject to any of several control factors, including, among other matters, the relative ownership position of a person, the existence of control agreements and other factors.

As a unitary thrift holding company, the Company generally will not be restricted under existing laws to the types of business activities in which it may engage, provided that the Bank continues to satisfy the qualified thrift lender ("QTL") test. Upon any non-supervisory acquisition by the Company of another thrift or savings bank that meets the QTL test and is deemed to be a savings association by the OTS and that will be held as a separate subsidiary, the Company would become a multiple savings and loan holding company and would be subject to limitations on the types of business activities in which it could engage. HOLA generally limits the activities of a multiple savings and loan holding company and its non-insured association subsidiaries primarily to activities permissible for bank holding companies under the Bank Holding Company Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

A savings association or a savings and loan holding company is required to give 30 days prior written notice to the OTS of any proposed appointment of a director or senior executive officer if the institution has been chartered less than two years, has undergone a change in control within the preceding two years, or is not in compliance with the minimum capital requirements or otherwise is in a trouble condition. The OTS then has the opportunity to disapprove any such appointment.

Transactions between the Bank and the Company and its other subsidiaries will be subject to various conditions and limitations. The Bank will be required to give 30 days written notice to the OTS prior to any declaration of the payment of any dividends or other capital distributions to the Company. See "-- Dividends."

                           RECOMMENDATION OF PROPOSAL

This proposal must be approved by the favorable vote of a majority of the aggregate outstanding Bank Stock. THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

Portions of this Circular/Proxy Statement include forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Bank and the Company believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Important factors that could cause actual results to differ materially from the Bank's and the Company's expectations are disclosed in conjunction with the forward looking statements included herein ("Cautionary Disclosures"). Subsequent written and oral forward looking statements attributable to the Bank, the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Disclosures.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The documents attached as exhibits to this Circular/Proxy Statement (see Table of Contents) are expressly incorporated by reference herein. Summaries of such documents in this Circular/Proxy Statement do not purport to be complete; accordingly, reference should be made to such documents in conjunction with a review of any such summary.

The Bank hereby incorporates by reference into this Circular/Proxy Statement the following documents previously filed with the OTS pursuant to the Exchange Act:

     -- The Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

     -- The Bank's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996;

     -- The Bank's Current Reports on Form 8-K dated June 27, 1996 and July 3, 1996; and

     -- The following sections of the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1995 (the "Annual Report"):
          Selected Consolidated Financial Highlights, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements. The following portions of the Annual Report are not incorporated herein by reference and are not a part of this Circular/Proxy Statement: Bank Profile, Letter from the Chairman and Chief Executive Officer and Corporate Information.

In addition, all reports and other documents filed by the Bank pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Circular/Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular/Proxy Statement. A copy of any document incorporated by reference herein (including any exhibit incorporated by reference from any such document) may be obtained without charge by any person receiving this Proxy Statement, upon written or oral request, by contacting the Bank at 801 Pile, Clovis, New Mexico 88101, Attention: Corporate Secretary. Such copy will be sent by first class mail or other equally prompt means within one business day after receipt of such request. To ensure timely delivery of the documents prior to the Meeting, any request should be made prior to October 7, 1996.


                              AVAILABLE INFORMATION

The Bank is subject to the information reporting requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the OTS. Such reports and other information when filed by the Bank can be inspected and copied at the public reference facilities maintained by the OTS at 1776 G Street, N.W., Washington, D.C. 20552, or at the OTS Regional Office located at 122 John Carpenter Freeway, Suite 600, Dallas, Texas 75039.

The Company is not currently subject to the information reporting requirements of the Exchange Act and, accordingly, has not filed reports, proxy statements or other information with the Commission. All of the Company Stock is currently owned by the Bank, and there is, therefore, no public trading market for Company Stock. If the Merger is consummated, the Company Stock will be registered under the Exchange Act, and the Company will file periodic reports with the Commission. In addition, in accordance with the rules and regulations of the Commission in connection with annual meetings of the stockholders of the Company, proxy statements accompanied or preceded by annual reports to stockholders will be furnished to stockholders of the Company. Such reports will contain financial information that has been examined and reported upon, with an opinion expressed, by an independent public accounting firm.

The Company will file a registration statement on Form 8-A under the Securities Act with the Commission with respect to the Company Stock as a class. Upon filing, such registration statement, including exhibits, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be inspected on the Internet at http:www.sec.gov.

The Bank has filed with the OTS an application on Form H-(e)1-S under HOLA. The non-confidential portions of the applications can be inspected at the OTS Regional Office located at 122 John Carpenter Freeway, Suite 600, Dallas, Texas 75039.

A copy of the Annual Report and the Bank's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996, accompanies this Circular/Proxy Statement. The Annual Report and the quarterly report contain financial statements, prepared in conformity with generally accepted accounting principles, for the fiscal year ended December 31, 1995 and the fiscal quarter ended June 30, 1996, respectively, and certain other information and should be read in connection with this Circular/Proxy Statement.

No financial statements are furnished for the Company or New Bank because the Bank has organized both entities solely for the purpose of engaging in the transactions contemplated by the Agreement, both entities will not have engaged in any business, and, until the time of consummation of these transactions, both entities will not have any assets or liabilities other than cash received in connection with the initial incorporation and issuance of its capital stock and obligations evidenced by its outstanding shares of capital stock, all of which will be owned by the Bank.


                              STOCKHOLDER PROPOSALS

To be eligible for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders of the Company, any stockholder proposal to take action at such meeting must be received by the Company at its principal executive offices at 801 Pile Street, P.O. Box 1569, Clovis, New Mexico 88101 no later than November 15, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

One or more representatives of Robinson Burdette Martin & Cowan, L.L.P., certified public accountants for the Bank, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                  OTHER MATTERS

It is not intended that any business other than the proposals described above will be presented at the Meeting. With respect, however, to any other matters or proposals that may properly come before the Meeting, it is the intention of the persons named as proxies in any proxy solicited hereunder to vote such proxy in accordance with their best judgment.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Offering Circular and Proxy Statement of First Savings Bank, F.S.B. of our report dated February 9, 1996, on our audits of the consolidated financial statements of First Savings Bank, F.S.B. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which report is included in First Savings Bank, F.S.B.'s Annual Report for 1995 which is incorporated by reference in First Savings Bank, F.S.B.'s 1995 Annual Report on Form 10-KSB.


                                   /s/ ROBINSON BURDETTE MARTIN & COWAN, L.L.P.

                                       Robinson Burdette Martin & Cowan, L.L.P.

Lubbock, Texas
September 17, 1996

                                                                       EXHIBIT A


                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of August 28, 1996 (hereinafter called the "Agreement"), is by and between Access Anytime Bancorp, Inc., a Delaware corporation (hereinafter called "the Company") and First Savings Bank, F.S.B., a federal savings bank, incorporated and organized under the laws of the United States of America (hereinafter called the "Bank").

                                  INTRODUCTION

     This Agreement provides for (i) the incorporation and organization of a new interim federal savings bank ("New Bank") which will, at the time of consummation of the transactions contemplated herein, be a subsidiary of the Company, and (ii) the subsequent merger of the Bank with the New Bank (the "Merger") in connection with which shares of common capital stock of the Bank, $1.00 par value ("Bank Common Stock"), issued and outstanding on the Effective Date of the Merger (as hereafter defined), will be exchanged for shares of Common Stock, $0.01 par value, of the Company ("Common Stock"), all pursuant to the Plan of Merger by and among the Bank, the New Bank, and the Company, a form of which is attached hereto as EXHIBIT A and all of the terms of which are incorporated herein by reference for all purposes (the "Plan of Merger"). All of the foregoing is for the purpose of allowing the Company to acquire 100% of the issued and outstanding shares of Bank Common Stock which will occur pursuant to certain transactions governed by the terms of Section 368 and other applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In consideration of such promises and the mutual covenants and agreements herein contained, the parties hereto agree as set forth below.

                                       I.
                   PROPOSED MERGER AND SUBSEQUENT TRANSACTION

     Section 1.1. The Bank and the Company propose that the Bank, the New Bank and the Company enter into the Plan of Merger with such changes thereto as may be required by any federal or state regulatory authority as a condition to approving the Merger and do not, in the opinion of legal counsel to the Bank and the Company, materially alter the rights of the stockholders of the Bank or of the New Bank.

     Section 1.2. This Agreement sets forth certain representations, warranties and covenants of the Bank and the Company, upon which the Bank, the Company, and the New Bank will rely in entering into and consummating the Plan of Merger and other transactions contemplated by this Agreement.

                                       II.
                   REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank hereby represents and warrants to the Company as follows:

     Section 2.01. ORGANIZATION. The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement and the Plan of Merger. The Bank has one subsidiary, First Equity Development Corporation, which is presently a dormant company.

     Section 2.02. CAPITALIZATION. The authorized capital stock of the Bank consists of 10,000,000 shares, 6,000,000 of which are Bank Common Stock, 732,198 of which shares are issued and outstanding, and 4,000,000 of which are serial preferred stock, none of which are issued and outstanding. All outstanding shares of Bank Common Stock are validly issued, fully paid, and nonassessable. There are no existing options, warrants, calls or commitments of any kind obligating the Bank to issue any of its authorized and unissued capital stock, other than the options granted pursuant to the 1986 Stock Option and Incentive Plan (the "1986 Plan").

     Section 2.03. APPROVALS. The Board of Directors of the Bank has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the stockholders of the Bank as required by law. This Agreement has been duly executed and delivered by the Bank and when executed by the Company and duly approved by the stockholders of the Bank, it will be a binding agreement of the Bank enforceable against it in accordance with its terms.

     Section 2.04. NO CONFLICT WITH OTHER INSTRUMENTS. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under, any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which the Bank is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Bank or upon the Bank Common Stock.

     Section 2.05. ACCURACY OF INFORMATION. The information contained in the Offering Circular and Proxy Statement delivered by the Bank to its stockholders with respect to their consideration of the transactions contemplated hereby (except insofar as such information is furnished by or based upon information furnished by the Company or New Bank) as of its date and the date of the Special Meeting of Stockholders of the Bank to consider the proposal contained therein, shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made therein not false or misleading.

                                      III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Bank as follows:

     Section 3.01. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted and to enter into this Agreement and the Plan of Merger. Upon formation of New Bank, the Company will have no subsidiaries other than New Bank.

     Section 3.02. CAPITALIZATION. The authorized capital stock of the Company is 6,000,000 shares of Common Stock, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable, and 4,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. Other than as provided by this Agreement and the Plan of Merger, there are no existing options, warrants, calls or commitments of any kind obligating the Company to issue any of its authorized and unissued capital stock.

     Section 3.03. THE COMPANY COMMON STOCK. The 1,000 shares of Common Stock issued to the Bank are validly issued, fully paid and nonassessable. The Common Stock deliverable pursuant to this Agreement and the Plan of Merger will, upon delivery, be validly issued, fully paid and nonassessable.

     Section 3.04. APPROVALS. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, and no approval by the Bank as the sole stockholder of the Company is required by law in order to consummate the transactions contemplated hereby. The Agreement has been duly executed by the Company and constitutes a binding agreement of the Company enforceable against it in accordance with its terms.

     Section 3.05. NO CONFLICT WITH OTHER INSTRUMENTS. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which the Company is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or upon shares of capital stock of the Company.

     Section 3.06. ACCURACY OF INFORMATION. Any information provided by the Company or New Bank for inclusion in the Offering Circular and Proxy Statement delivered by the Bank to its stockholders with respect to their consideration of the transactions contemplated hereby shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made therein not false or misleading.

                                       IV.
                              COVENANTS OF THE BANK

     The Bank hereby covenants to and with the Company as follows:

     Section 4.01. STOCKHOLDER APPROVAL AND BEST EFFORTS. The Bank will, as soon as practicable, present for the approval of its stockholders this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. The Board of Directors of the Bank will use its reasonable best efforts to secure the approval by the holders of the requisite number of shares of Bank Common Stock of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (but this provision shall not be interpreted as requiring such directors in their capacity as stockholders of the Bank to vote their shares of Bank Common Stock in favor of this Agreement or the Plan of Merger) and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger, including such actions as the Company may consider reasonably necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger.

     Section 4.02. EXISTENCE. From and after the date of this Agreement to the Effective Date of the Merger, the Bank will maintain its corporate existence and without the written consent of the Company (i) will not amend its charter or by-laws; (ii) will not issue any securities; and (iii) will not declare or make any dividend or other distribution with respect to the capital stock of the Bank.

     Section 4.03. ACCESS TO PROPERTIES AND RECORDS. The Bank will afford to the officers and authorized representatives of the Company full access to the properties, books and records of the Bank in order that the Company may have full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the Bank, and the officers of the Bank will furnish the Company with such additional financial and operating data and other information as to the business and properties of the Bank as the Company shall, from time to time, reasonably request.

     Section 4.04. INFORMATION FOR APPLICATIONS AND STATEMENTS. The Bank will furnish the Company with all information concerning the Bank required for inclusion in any application or statement to be made by the Company to or filed by the Company with any other governmental body in connection with the transactions contemplated by this Agreement and the Plan of Merger or in connection with any unrelated transactions during the pendency of this Agreement, and the Bank represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated therein to make the information not materially misleading.

     Section 4.05. DISSEMINATION OF PROXY STATEMENTS. The Bank will mail to each of its stockholders a proxy statement which shall cause its management to solicit proxies pursuant thereto and shall cause the proxies granted in connection with this Merger to be collected, tabulated and voted in accordance with the instructions contained in such proxies respecting the Merger.

                                       V.
                            COVENANTS OF THE COMPANY

     The Company hereby covenants to and with the Bank as follows:

     Section 5.01. BEST EFFORTS. The Company will use its reasonable best efforts to incorporate and organize New Bank and to cause New Bank to authorize, adopt and approve the Plan of Merger and the transactions contemplated thereby, and the Board of Directors of the Company will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate this Agreement and the Plan of Merger, including such actions as the Bank may consider reasonably necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, governmental bodies to the transactions contemplated by this Agreement and the Plan of Merger.

     Section 5.02. EXISTENCE. From and after the date of this Agreement to the Effective Date, the Company (i) will maintain its corporate existence; (ii) will not amend its charter, or by-laws; (iii) will not issue any securities; and (iv) will not declare or make any dividend or other distribution with respect to the outstanding shares of Common Stock.

     Section 5.03. INFORMATION FOR APPLICATIONS AND STATEMENTS. The Company will furnish the Bank with all the information concerning the Company and New Bank required for inclusion in any application or statement to be made by the Bank to any regulatory authority in connection with the transactions contemplated by this Agreement, and it represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects without omission of any material fact required to be stated therein to make the information furnished not materially misleading.

     Section 5.04. ACCESS TO RECORDS. The Company will afford to the officers and authorized representatives of the Bank full access to the books and records of the Company in order that the Bank may have full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the Company, and the officers of the Company will furnish the Bank with such additional financial data and other information as to the business of the Company as the Bank shall, from time to time, reasonably request.

     Section 5.05. ISSUANCE OF SHARES OF THE COMPANY COMMON STOCK. The Company will issue and deliver, when and if required by the provisions of the Plan of Merger, certificates representing the number of duly authorized, issued and outstanding shares of Common Stock pursuant to this Agreement and the Plan of Merger.

     Section 5.06. THE 1986 PLAN. The Company shall assume all obligations of the Bank pursuant to the provisions of the 1986 Plan as provided for in the Plan of Merger and shall provide for the substitution of shares of Common Stock for and in the stead of the shares of Bank Common Stock held for issuance upon the exercise of options granted and outstanding under the 1986 Plan.
Notwithstanding the foregoing, any obligations pursuant to Section 5.06 shall be in complete and full compliance with the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Section 5.07. THE BENEFIT PLAN. The Company shall provide for the substitution of shares of Common Stock for and in the stead of the shares of Bank Common Stock held by the Bank's Profit Sharing and Employee Stock Ownership Plan ("Benefit Plan") and, in the future, shall make shares of Common Stock available for issuance to the Benefit Plan to the same extent that the Bank made shares of Bank Common Stock available for issuance to the Benefit Plan.

                                       VI.
                                     CLOSING

     Section 6.01. CLOSING. On a mutually acceptable date (herein called the "Closing Date") as soon as practicable within the 60 day period commencing with the latest of the following dates:

               (a) such date as may be prescribed by any federal or state agency or authority pursuant to any applicable federal or state law, rule, regulation or order, prior to which consummation of the Merger may not be effected; or

               (b) the date on which the Agreement and Plan of Merger have been approved by the stockholders of the Bank and New Bank in accordance with applicable law; or

               (c) if the transactions contemplated by this Agreement are being contested in any legal proceeding and the Company or the Bank pursuant to
     Section 9.01 herein has elected to contest the same, then the date that such court proceeding has been brought to a conclusion favorable, in the judgment of the Company and the Bank, to the consummation of the transactions contemplated herein, or such prior date as the Company and the Bank shall elect whether or not such court proceeding has been brought to a conclusion, a meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether any condition exists which would permit the parties to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement and the Plan of Merger.

     The Closing shall take place at the principal office of the Bank in Clovis, New Mexico on the Closing Date, or at such other place to which the parties may agree.

     Section 6.02. EFFECTIVE DATE. This Agreement and the Plan of Merger shall be ratified and confirmed by the affirmative vote of the owners of record of a majority of the Bank Common Stock and the capital stock of New Bank; and the Merger shall become effective at the time specified in the approval of the Merger issued by the Office of Thrift Supervision (the "OTS"). The "Effective Date" of the Merger as that term is used in this Agreement means the effective date of the Merger under the Plan of Merger.

     Section 6.03.  TERMINATION.

          (a) This Agreement and the Plan of Merger may be terminated by action of the Board of Directors of either the Company or the Bank at any time prior to the Effective Date if:

               (i) there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and the Plan of Merger and which, in the judgment of such Board or Boards of Directors, makes it inadvisable to proceed with the Merger;

               (ii) any of the transactions contemplated hereby or by the Plan of Merger are disapproved by any regulatory authority whose approval is required to consummate any of such transactions, or if, in the judgment of such Board or Boards of Directors, there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon a condition or conditions which would be unduly burdensome and that therefore it is inadvisable to proceed with the Merger; or

               (iii) the Merger shall not have become effective prior to December 31, 1996, or such later date as shall have been approved by the Board of Directors of each of the Company and the Bank.

          (b) This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Date with the mutual consent of the Bank and the Company upon the approval of such action by their respective Boards of Directors.

                                      VII.
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which conditions may be waived by the Company in its sole discretion:

     Section 7.01. COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Bank in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date and the Bank shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

     Section 7.02. ORGANIZATION OF THE NEW BANK. New Bank shall have been incorporated in accordance with the applicable provisions of the OTS regulations, and the capitalization of New Bank immediately prior to the Closing shall be at least the amount indicated in the Plan of Merger.

     Section 7.03. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of the Bank, nor shall any event have occurred which with the lapse of time may cause or create any material adverse change in the Bank's financial condition, business or operations.

     Section 7.04. REGISTRATION. The holders of not more than five percent (5%) of the issued and outstanding Bank Common Stock are residents of a state or states that require registration of the Common Stock to be issued in connection with the Merger.

     Section 7.05. FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of any of the transactions contemplated by this Agreement and the Plan of Merger shall be satisfactory to the Company, in its sole discretion.

     Section 7.06. DIVIDEND PAYMENT BY BANK. There shall be no legal or regulatory restrictions on the Bank's ability to pay an amount of dividends with respect to the Bank Common Stock immediately following consummation of the Merger which will be sufficient to allow the Company to pay organizational and other expenses incurred by the Company in connection with the transactions contemplated by this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

                                      VIII.
                      CONDITIONS TO OBLIGATIONS OF THE BANK

     The obligations of the Bank under this Agreement are subject to the satisfaction at or prior to the Closing Date, of the following conditions, which conditions may be waived by the Bank in its sole discretion:

     Section 8.01. COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing, and the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

     Section 8.02. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of the Company nor shall any event have occurred which with the lapse of time may cause or create any material adverse change in its financial condition, business or operations.

                                       IX.
                     CONDITION TO RESPECTIVE OBLIGATIONS OF
                            THE COMPANY AND THE BANK

     The respective obligations of the Company and the Bank under this Agreement are subject to the satisfaction of the following conditions, which may be waived by the Bank or the Company in their respective sole discretion:

     Section 9.01. GOVERNMENT APPROVALS. The Company, the Bank and New Bank shall have received the approval of the transactions contemplated by this Agreement and the Plan of

Merger from all necessary governmental agencies and authorities, including the OTS and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, the Company or the Bank may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

     Section 9.02. STOCKHOLDER APPROVALS. The holders of a majority of the outstanding shares of the Bank Common Stock and the capital stock of New Bank shall have voted for the authorization and approval of, and given their written consent to, this Agreement and the Plan of Merger and the transactions contemplated by this Agreement and the Plan of Merger. If requested by the Company, the Bank and New Bank each shall have delivered to the Company a certificate signed by the respective Secretary and/or Cashier of each bank as to the details of such votes and approvals, which certificate shall have attached to it as exhibits copies of resolutions adopted by the stockholders of the Bank and New Bank at a meeting duly called at which a quorum was present or by unanimous written consent in lieu thereof.

                                       X.
                                  MISCELLANEOUS

     Section 10.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Bank and the Company contained in this Agreement shall not survive the Closing hereunder.

     Section 10.02. AMENDMENTS. This Agreement may be amended only by a writing signed by all parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein, except that the provisions regarding the number of shares of Common Stock to be received by and the amount of cash, if any, to be paid to stockholders of the Bank pursuant to this Agreement and the Plan of Merger shall not be changed subsequent to the approval of the transactions provided for by this Agreement and the Plan of Merger by such stockholders.

     Section 10.03. NOTICES. Any notice given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, to the parties at the following addresses:

     To the Company:

     Access Anytime Bancorp, Inc.
     801 Pile
     Clovis, New Mexico  88102-1569

          Attention:  Mr. Norman R. Corzine
                      Chairman of the Board

     To the Bank:

     First Savings Bank, F.S.B.
     801 Pile
     Clovis, New Mexico  88102-1569

          Attention:  Mr. Ken Huey, Jr.
                      President

     Section 10.04. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by either party without the prior written consent of the other party. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which shall be the sole expression of the agreement of the parties respecting the Merger.

     Section 10.05. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              ACCESS ANYTIME BANCORP, INC.


                                /s/ NORMAN R. CORZINE
                              ----------------------------------------
                              Norman R. Corzine, Chairman of the Board

ATTEST:


 /s/ KATHY ALLENBERG
---------------------------
Kathy Allenberg, Secretary


                              FIRST SAVINGS BANK, F.S.B.


                                /s/ KEN HUEY, JR.
                              ----------------------------------------
                              Ken Huey, Jr., President

ATTEST:


 /s/ KATHY ALLENBERG
---------------------------
Kathy Allenberg, Secretary

                                                                       EXHIBIT A

                           PLAN OF MERGER BY AND AMONG
                           FIRST SAVINGS BANK, F.S.B.
                       NEW FIRST SAVINGS BANK, F.S.B. AND
                          ACCESS ANYTIME BANCORP, INC.


     THIS PLAN OF MERGER, dated as of August 28, 1996 (the "Plan"), is by and among First Savings Bank, F.S.B., a federal savings bank incorporated and organized under the laws of the United States of America (the "Bank"), New First Savings Bank, F.S.B., an interim federal savings bank incorporated and organized under the laws of the United States of America (the "New Bank"), and Access Anytime Bancorp, Inc., a Delaware corporation ("the Company").
The Bank and the New Bank are hereinafter referred to collectively as the "Merging Banks."

     1. DECLARATIONS. The Bank is a federal savings bank duly organized and existing under the laws of the United States of America having authorized 6,000,000 shares of common stock, $1.00 par value (the "Bank Common Stock"), 732,198 shares of which are issued and outstanding, and 4,000,000 shares of preferred stock, none of which are issued and outstanding. Other than the shares of Bank Common Stock issuable pursuant to options granted under the 1986 Stock Option and Incentive Plan (the "1986 Plan"), there are no existing options, warrants, calls or commitments of any kind obligating the Bank to issue any of its authorized and unissued capital stock. New Bank is a banking corporation duly organized and existing under the laws of the United States of America having authorized 1000 shares of capital stock, $0.01 par value ("New Bank Stock"), all of which are issued and outstanding and are owned by the Company. The Company has authorized 6,000,000 shares of Common Stock, $0.01 par value (the "Common Stock"), 1,000 shares of which are issued and outstanding, fully paid and nonassessable and are owned by the Bank, and 4,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding.

     The Bank and the Company have entered into an Agreement and Plan of Reorganization (the "Agreement"), which contemplates, among other things, the merger of the Bank with the New Bank (the "Merger") and the conversion of the Bank Common Stock into Common Stock. The purpose of this Plan is to set forth certain of the terms and conditions upon which such transactions shall take place.

     2. THE MERGER. On the Effective Date (as hereinafter defined), the New Bank shall be merged with and into the Bank under the charter of the Bank. The Bank shall be the surviving entity of the Merger ("Resulting Bank") and continue to be governed by the laws of the United States of America. The Merger shall be effected pursuant to the provisions of and shall have the effect provided by the Home Owners' Loan Act, as amended (the "Act").

     3. FEDERAL STOCK CHARTER, BYLAWS AND FACILITIES. On and subsequent to the Effective Date, the Federal Stock Charter and Bylaws of the Bank shall continue to be the Federal Stock Charter and Bylaws of the Resulting Bank. The established offices and facilities of the Bank immediately prior to the Merger shall continue to be the established offices and facilities of the Resulting Bank. The established offices and facilities of the Resulting Bank are listed in the attached Schedule 3.

     4. EFFECT OF THE MERGER. On the Effective Date, the corporate existence of the Bank and New Bank shall, as provided in the Act and its implementing regulations, be merged and continued in the Resulting Bank, and the Resulting Bank shall be deemed a continuation in entity and identity of each of the Merging Banks. The Resulting Bank shall be subject to all the liabilities, obligations and duties of each of the Merging Banks, and shall without the necessity of any conveyance, assignment or transfer become the owner of all of the assets of every kind and character formerly belonging to the Merging Banks. If either of the Merging Banks shall at the Effective Date be acting as trustee, guardian, executor, administrator or in any other fiduciary capacity, the Resulting Bank shall, without the necessity of any judicial action or action by the creator of such trust, continue such office, trust or fiduciary relationship and shall perform all of the duties and obligations and exercise all the powers and authority connected with or incidental to such fiduciary relationship in the same manner as though the Resulting Bank had been originally named or designated as such fiduciary.
The naming or designating by a testator, or the creator of a living trust, of either of the Merging Banks to act as trustee, guardian, executor or in any other fiduciary capacity shall be considered the naming or designating of the Resulting Bank to act in such capacities.

     5. LIABILITIES. On the Effective Date, the Resulting Bank shall be liable for all liabilities of the Merging Banks and all deposits, debts, liabilities, obligations and contracts of the Merging Banks, matured or unmatured, whether accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on balance sheets, books of account or records of the Merging Banks, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of the Merging Banks shall be preserved unimpaired subsequent to the Merger.

     6. CONVERSION OF SHARES. The manner and basis of converting the shares of the Bank Common Stock and the New Bank Stock into shares of capital stock of the Resulting Bank and into shares of Common Stock, and other considerations, respectively, are as follows:

          6.1. Except as otherwise set forth below, upon and by reason of the Merger becoming effective, each share of the Bank Common Stock and any fractional shares of Bank Common Stock on the Effective Date, and all rights in respect of such shares of Bank Common Stock, without any action on the part of the holder thereof, shall be converted into and exchanged for one share and a like number of fractional shares of Common Stock; provided, however, that each stockholder who resides in a state (i) that requires registration of the securities to be issued in connection with the Merger and (ii) where the Board of Directors of the Company deems the cost of such registration to be unjustified, will have each of his shares of Bank Common Stock converted into and exchanged for an amount equivalent to the closing price of the Bank Common Stock on the date immediately prior to the date of consummation of the Merger as quoted on NASDAQ Small Cap Market.

          6.2. Upon and by reason of the Merger becoming effective, each share of New Bank Stock will be converted into and remain outstanding as shares of common stock of the Resulting Bank so that immediately after the Merger, the Company will own all of the issued and outstanding shares of common stock of the Resulting Bank.

          6.3. On the Effective Date, the one thousand (1,000) shares of issued and outstanding Common Stock owned by the Bank will be redeemed and retired upon consummation of the Merger.

          6.4. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Bank Common Stock shall surrender the same and such holder shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates representing the number of shares of Common Stock into and for which the shares of Bank Common Stock so surrendered shall have been converted and exchanged as provided above. Until a certificate which represented shares of Bank Common Stock prior to the Effective Date and which is held by a person entitled to receive Common Stock is surrendered, such certificate shall evidence for all purposes the ownership of the shares of Common Stock into which the shares of Bank Common Stock represented by such certificate prior to the Effective Date have been converted as provided above. Until certificates representing Bank Common Stock are surrendered to the Company, however, the Company will set aside but will not pay dividends accrued, if any, with respect to any shares of the Common Stock which a stockholder is entitled to receive upon the conversion of his shares of Bank Common Stock. Upon surrender of such certificates, the Company will pay any amount of dividends set aside with respect to any such Common Stock, without interest.

          6.5. Each option granted under the 1986 Plan which shall be outstanding immediately prior to the Effective Date shall become an option for the purchase of Common Stock and for each share of Bank Common Stock which could be purchased under such option, there shall be substituted and purchasable pursuant to such option on and after the Effective Date, one share of Common Stock. The exercise price for each share of Common Stock pursuant to such options shall be 100% of the per share exercise price of such option prior to the Effective Date. Consistent with the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and the terms and provisions of the 1986 Plan, the Company shall be substituted for and have all the obligations and liabilities of the Bank under the options granted under the 1986 Plan. It is the intention of the parties hereto that while the benefits of such options shall be preserved for the employees of the Bank, the assumption of such options by the Company shall not confer any additional benefits on the holders of such options.

          6.6. The obligations and liabilities of the Bank pursuant to the Bank's Profit Sharing and Employee Stock Ownership Plan ("Benefit Plan") shall be delegated to and assumed by the Resulting Bank on the Effective Date and the Benefit Plan shall continue in full force and effect thereafter in accordance with its stated terms and provisions except as provided below. Each share of Bank Common Stock issued and held by the Benefit Plan will be converted into a share of Common Stock. The right of a participant in the Benefit Plan to acquire Bank Common Stock, if any, will be converted into the right to receive Common Stock and the Company will make Common Stock available for issuance to the Benefit Plan upon the same terms and conditions that the Bank made Bank Common Stock available to the Benefit Plan. It is the intention of the parties hereto that while the benefits of the Benefit Plan shall be preserved for the employees of the Bank, the assumption of the Benefit Plan shall not confer any additional benefits on the participants in the Benefit Plan.

     7. INSURANCE. At the Effective Date, the Resulting Bank will continue all insurance policies maintained by the Bank and New Bank and which are in effect immediately prior to the effective date of the Merger, including all group and employee benefit insurance policies.

     8. DIRECTORS AND EXECUTIVE OFFICERS. Subject to applicable statutes and regulatory requirements, the Board of Directors and the executive officers of the Resulting Bank at the Effective Date shall consist of all the persons who are directors or executive officers of the Bank immediately prior to the Effective Date. A listing of the directors of the Resulting Bank is attached to this Plan as Schedule 8.

     9. RATIFICATION BY STOCKHOLDERS. This Plan shall be submitted to the stockholders of the Bank and New Bank for ratification and confirmation at meetings to be called and held in accordance with applicable provisions of law and the respective Federal Stock Charter and Bylaws of the Bank and New Bank, or by unanimous written consent in lieu thereof. The Bank and New Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings and certificates with the Office of Thrift and Supervision (the "OTS") for approval as required by law.

     10.  TERMINATION.  If:

               (a) Any of the events set forth in Section 6.03 of the Agreement occurs;

               (b) Any condition precedent contained in Articles VII, VIII, or IX of the Agreement has not been fulfilled or waived on or before the Closing Date set forth in the Agreement; or

               (c) For any reason the consummation of the Merger is inadvisable in the joint and mutual opinions of the Boards of Directors of the Bank, New Bank and the Company;

then this Plan may be terminated at any time before the Effective Date by written notice by one or more of the Bank, New Bank and the Company to the others, authorized or approved by resolutions adopted by the Board of Directors of each party giving such notice. Upon termination by written notice as provided in this Section 10, this Plan shall be void and of no further force or effect.

     11. NOTICES. Any notice given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, to the parties at the following addresses:

     To Bank:

     First Savings Bank, F.S.B.
     801 Pile
     Clovis, New Mexico 88102-1569

          Attention:          Mr. Ken Huey, Jr.
                              President

     To New Bank:

     New First Savings Bank, F.S.B.
     801 Pile
     Clovis, New Mexico 88102-1569

          Attention:          Mr. Ken Huey, Jr.
                              President

     To Company:

     Access Anytime Bancorp, Inc.
     801 Pile
     Clovis, New Mexico 88102-1569

          Attention:          Mr. Norman R. Corzine
                              Chairman of the Board

     12. EFFECTIVE DATE. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan including, among other conditions, receipt of the approval of the OTS, the Merger shall become effective, and the Effective Date of the Merger shall occur, at the date and time specified in the certificate approving the Merger to be issued by the OTS (the "Effective Date").

     13. EXPENSES. The expenses incurred in connection with the Merger will be paid by the Company and the Bank, depending on the nature of the expense incurred.

     IN WITNESS WHEREOF, the Bank, New Bank, and the Company have caused this Plan to be executed in counterparts by their duly authorized officers as of the date first above written.

                              FIRST SAVINGS BANK, F.S.B.



                              /s/  KEN HUEY, JR.
                              ---------------------------------
                              Ken Huey, Jr., President
ATTEST:


/s/  KATHY ALLENBERG
---------------------------------
Kathy Allenberg, Secretary




                              NEW FIRST SAVINGS BANK, F.S.B.



                              /s/  KEN HUEY, JR.
                              ---------------------------------
                              Ken Huey, Jr., President

ATTEST:


/s/  KATHY ALLENBERG
---------------------------------
Kathy Allenberg, Secretary
                                       -6-

                              ACCESS ANYTIME BANCORP, INC.



                              /s/  NORMAN R. CORZINE
                              ---------------------------------
                              Norman R. Corzine, Chairman of the Board

ATTEST:


/s/  KATHY ALLENBERG
---------------------------------
Kathy Allenberg, Secretary

                                   SCHEDULE 3

Established offices and facilities of the Resulting Bank:


               Home office --           801 Pile Street
                                        Clovis, New Mexico 88102-1569

               Prince Street branch --  2501 Prince Street
                                        Clovis, New Mexico 88102-1569

               Portales branch --       400 West 1st Street
                                        Portales, New Mexico 88130-0178

               Rio Rancho Loan --       4016 Ridgerock Road
               Production Office        Suite C
                                        Rio Rancho, New Mexico 87174

                                   SCHEDULE 8


A listing of the name, residence address, and the year such directors' term on the Board of Resulting Bank expires (in parentheses) is as follows:

          1.   Robert Chad Lydick       (1999)
               1408 Saint Andrews Drive
               Clovis, New Mexico 88101

          2.   Harry Eastham            (1999)
               1214B Arcinega Drive
               Clovis, New Mexico 88101

          3.   Dr. Everett Frost        (1999)
               1600 West Cherry
               Portales, New Mexico 88130

          4.   Ken Huey, Jr.            (1998)
               108 Sandzen Drive
               Clovis, New Mexico 88101

          5.   Carl Deaton              (1998)
               3107 Wallace Street
               Clovis, New Mexico 88101

          6.   Thomas W. Martin, III    (1998)
               129 Tanning Way
               Clovis, New Mexico 88101

          7.   Charles Guthals          (1997)
               1909 Saint Andrews Drive
               Clovis, New Mexico 88101

                                                                      Exhibit B
                          CERTIFICATE OF INCORPORATION
                                     OF
                          ACCESS ANYTIME BANCORP, INC.

     FIRST: The name of the Corporation is Access Anytime Bancorp, Inc. (hereinafter sometimes referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is ten million (10,000,000) consisting of:

          1. four million (4,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          2. six million (6,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

     B. Except as provided in this Article Fourth (or in any Preferred Stock Designation, as hereinafter defined) the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

          Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled, in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

          In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

     C. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

     D. No shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued directly or indirectly, to officers, directors, or controlling persons of the Corporation other than as part of a general public offering or as qualifying shares to a director unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

     E. Nothing contained in this Article Fourth (or in any Preferred Stock Designation) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors; provided, that this restriction on voting separately by class or series shall not apply:

           (i) to any provision which would authorize the holders of Preferred Stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of Preferred Stock;

           (ii) to any provision which would require the holders of Preferred Stock, voting as a class or series, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the Preferred Stock is exchanged for securities of such other corporation;

          (iii) to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Article Fourth (or in any Preferred Stock Designation), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Corporation in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

     FIFTH:  The name and mailing address of the incorporator is:

                     NAME                        MAILING ADDRESS
                     ----                        ---------------
              First Savings Bank, F.S.B.         PO Box 1569
                                                 Clovis, New Mexico  88102-1569

     SIXTH:  The Corporation is to have perpetual existence.

     SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (1)  to make, alter or repeal the Bylaws of the Corporation.

          (2) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          (3) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (4) by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     EIGHTH:

          A. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          B. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     NINTH: The number of directors shall be not less than seven nor more than fifteen, as stated from time to time in the Bylaws; provided that a greater number may be approved by the Board.

     TENTH: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TWELFTH:

          A. The Corporation shall have the authority to issue fractional shares.

          B. No stockholder of the Corporation shall have any preemptive or preferential right of subscription to any shares of any stock of the Corporation, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors of the Corporation in its discretion from time to time may determine, and the Board of Directors may issue stock of the Corporation, or obligations convertible into stock, without offering such issue of stock, either in whole or in part, to the stockholders of the Corporation. The acceptance of stock in the Corporation shall be a waiver of any such preemptive or preferential right which in the absence of this provision might otherwise be asserted by stockholders of the Corporation or any of them.

          C. The Corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly provided by the laws of the State of Delaware.

     THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, does certify that the facts herein stated are true, and, accordingly, has executed this Certificate of Incorporation this 27th day of August, 1996.

                              FIRST SAVINGS BANK, F.S.B.



                              By   /s/ Ken Huey, Jr.
                                ---------------------------------------------
                                   Ken Huey, Jr.
                                   President & Chief Executive Officer
                                   Incorporator

                                                                      Exhibit C
                                   BYLAWS

                        ACCESS ANYTIME BANCORP, INC.

                          ARTICLE I - HOME OFFICE

     The home office of Access Anytime Bancorp, Inc. (the "Corporation"), a Delaware corporation, shall be located at 801 Pile Street, in the City of Clovis, in Curry County, in the State of New Mexico.

                         ARTICLE II - SHAREHOLDERS

     SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the Corporation or at such other place either within or outside the State of New Mexico as the Board of Directors may determine.

     SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually within 120 days after the end of the Corporation's fiscal year on the last Friday of April, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 9:00 A.M., or at such other date and time within such 120-day period as the Board of Directors may determine.

     SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purposes or purposes may be called at any time by the chairman of the board, the president, or a majority of the Board of Directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-fifth of all of the outstanding capital stock of the Corporation entitled to vote at the meeting.
 Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Corporation addressed to the chairman of the board, the president, or the secretary.

     SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with rules and procedure adopted by the Board of Directors. The Board of Directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

     SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

     SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

     SECTION 7. VOTING LISTS. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     SECTION 8. QUORUM. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

     SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the Board of Directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with any interest.

     SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

     (1)  If only one votes, his or her act binds all;

     (2)  If more than one vote, the act of the majority so voting binds all;

     (3) If more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint any additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this provision shall be a majority or even split in interest.

     SECTION 11. VOTING OF SHARES OF CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by an officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the Corporation nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     SECTION 12. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the Board of Directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed.
In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting or at the meeting by the chairman of the board or the president.

     Unless otherwise prescribed by applicable law or by regulations of the Board, the duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

     SECTION 13. NOMINATING COMMITTEE. The Board of Directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Corporation. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Corporation at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Corporation. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

     SECTION 14. INFORMAL ACTION BY SHAREHOLDERS. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

                       ARTICLE III - BOARD OF DIRECTORS

     SECTION 1. GENERAL POWERS. The business and affairs of the Corporation shall be under the direction of its Board of Directors. The Board of Directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

     SECTION 2. NUMBER AND TERM. The initial Board of Directors shall consist of eight (8) members, which number may be increased or decreased by the Board of Directors within the range permitted by the Corporation's Certificate of Incorporation, but no decrease shall shorten an incumbent director's term of office. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

     SECTION 3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

     SECTION 4. QUALIFICATION. Directors need not be the beneficial owners of shares of capital stock of the Corporation.

     SECTION 5. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by such persons.

     Members of the Board of Directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

     SECTION 6. NOTICE OF SPECIAL MEETING. Written notice of at least 24 hours regarding any special meeting of the Board of Directors or of any committee designated thereby shall be given to each director in accordance with the Bylaws, although such notice may be waived by the director. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in the notice of waiver of notice of such meeting.

     SECTION 7. QUORUM. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed in Section 6 of this Article III.

     SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by these Bylaws.

     SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

     SECTION 10. RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president.

     SECTION 11. VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until such directors' successor shall have been duly elected and qualified.

     SECTION 12. COMPENSATION. Directors, as such, may receive a stated salary for their services. By resolution of the Board of Directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the Board of Directors.
Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the Board of Directors may determine.

     SECTION 13. PRESUMPTION OF ASSENT. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

     SECTION 14. REMOVAL OF DIRECTORS. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against the removal would be

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sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or a Preferred Stock Designation, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

     SECTION 15. AGE LIMITATION OF DIRECTORS. No person of an age 70 years or older will be eligible for election, reelection, appointment, or reappointment to the Board of Directors of the Corporation. No director shall serve as such beyond the annual meeting of the Corporation immediately following the attainment of age 70. The Board of Directors may grant an exception to this requirement for any initial director of the Corporation who has not attained the age of 75.

                ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES

     SECTION 1. APPOINTMENT. The Board of Directors, by resolution adopted by a majority of the full board, may designate three or more of the directors, which shall include the chief executive officer if he is a director, to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the Board of Directors, or any director, of any responsibility imposed by law or regulation.

     SECTION 2. AUTHORITY. The executive committee, when the Board of Directors is not in session, shall have and may exercise all of the authority of the Board of Directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the Board of Directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the Corporation, or recommending to the stockholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business; a voluntary dissolution of the Corporation; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

     SECTION 3. TENURE. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the Board of Directors following his or her designation and until a successor is designated as a member of the executive committee.

     SECTION 4. MEETING. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The

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notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

     SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

     SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

     SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full Board of Directors.

     SECTION 8. RESIGNATIONS AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board of Directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the Corporation. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the Board of Directors for its information at the meeting held next after the proceedings shall have occurred.

     SECTION 10. OTHER COMMITTEES. The Board of Directors may by resolution establish an audit or other committees composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Corporation and may prescribe the duties, constitution, and procedures thereof.


                            ARTICLE V - OFFICERS

     SECTION 1. POSITIONS. The officers of the Corporation shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may also designate the chairman of the board and/or vice chairman of the board as officers. The Board of Directors may designate one or more vice presidents as executive vice president or senior vice president. The Board of Directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the Board of Directors may from time to time authorize or determine. In the absence of action by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

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     SECTION 2.  ELECTION AND TERM OF OFFICE.  The officers of the Corporation shall be elected annually at the first meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with resolutions of the Board; but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article V.

     SECTION 3. REMOVAL. Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to any contractual rights of the person so removed.

     SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

     SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the Board of Directors by employment contracts or by resolution.

              ARTICLE VI - CONTRACTS, LOANS, CHECKS, AND DEPOSITS

     SECTION 1. CONTRACTS. To the extent permitted by resolutions of the Board, and except as otherwise prescribed by these Bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

     SECTION 2. LOANS. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

     SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees, or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

     SECTION 4. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited form time to time to the credit of the Corporation in any duly authorized depositories as the Board of Directors may elect.

              ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

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     SECTION 1.  CERTIFICATES FOR SHARES.  Certificates representing shares of capital stock of the Corporation shall be in such form as shall be determined by the Board of Directors and approved by the Board. Such certificates shall be signed by the chief executive officer or by any other officer of the Corporation authorized by the Board of Directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Corporation itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

     SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner for all purposes.

                  ARTICLE VIII - FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Corporation shall end on the 31st day of December of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accounts appointed by and responsible to the Board of Directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                           ARTICLE IX - DIVIDENDS

     Subject only to applicable law and the terms of the Corporation's charter and the resolutions of the board, the Board of Directors may, from time to time, declare, and the Corporation may pay, dividends on its outstanding classes of capital stock which are eligible for dividends.

                         ARTICLE X - CORPORATE SEAL

     The Board of Directors shall provide a Corporation seal which shall be two concentric circles between which shall be the name of the Corporation. The year of incorporation or an emblem may appear in the center.

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

                           ARTICLE XI - AMENDMENTS

     These Bylaws may be amended in a manner consistent with regulations of the board at any time by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the stockholders of the Corporation at any legal meeting.












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